Commercial in Confidence

AGREEMENT is made December 21, 2007	Exhibit 10.22
BETWEEN:
1.	ATOS EURONEXT MARKET SOLUTIONS LIMITED, a company incorporated in England with registered number 3962327 and having its registered office at 25 Bank Street, Canary Wharf, London E14 5NQ (“Supplier”); and

2.	ICE CLEAR EUROPE LIMITED a company incorporated in England with registered number 06219884 and having its principal office at International House, St Katharine’s Way, London E1W 1UY (the “Customer”).
WHEREAS:
The Customer has requested that the Supplier provide the Services (as hereinafter defined) to the Customer on the terms and conditions set out below.
IT IS AGREED as follows:
PART A — PRELIMINARY
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:
1.1.1	“Affiliate” means any company, partnership or other entity which is a Subsidiary or Holding Company (as such expressions are defined by Section 736 of the Companies Act 1985 (as amended)).

1.1.2	“Agreement” means this agreement and any and all schedules and appendices to it as may be varied from time to time in accordance with the provisions of this agreement.

1.1.3	“Best Industry Standards” means the standards which fall within the upper quartile in the relevant industry for the provision of comparable services which are substantially similar to the Services or the relevant part of them, having regard to factors such as the nature and size of the parties, the service levels, the term, the pricing structure and any other relevant factors.

1.1.4	“Business Continuity Plan” has the meaning given to that term in Clause 3.1.

1.1.5	“Business Day” shall be any day upon which the market operated by ICE Futures Europe is open for business.

***	Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.1.6	“Certified Emissions Reductions” means a unit issued by the UN Clean Development Mechanism Executive Board pursuant to Article 12 of the Kyoto Protocol and the decisions adopted pursuant to the UNFCCC or the Kyoto Protocol.

1.1.7	“Change” means any change to the Services, the Service Level Agreement or any other aspect of this Agreement proposed by either party in accordance with Schedule 5.

1.1.8	“Change of Control” means a transaction in which there is a change in Control of either the Supplier or Customer

1.1.9	“Change Control Procedure” means the procedure for changing the Services set out in Schedule 5.

1.1.10	“Change Request” means a document containing full written particulars of a Change which either party may require.

1.1.11	“Charges” means the charges which are payable by the Customer for the Services as set out in Schedule 3.

1.1.12	“Clearing Member” means a clearing member of the clearing house operated by the Customer.

1.1.13	“Commencement Date” means the date of execution of this Agreement by the parties.

1.1.14	“Confidential Information” means any and all confidential information relating to the business, finance or affairs of one party coming into the possession of the other party pursuant to this Agreement.

1.1.15	“Contracts” means contracts, including options (being any option contract as defined by Article 83 of the Regulated Activities Order), futures (being any future as defined by Article 84 of the Regulated Activities Order), contracts for differences (being any contract for differences or other contract defined by Article 85 of the Regulated Activities Order) and cash or spot contracts and over the counter bilateral forward and option contracts, over or in respect or in respect of any underlying product, commodity, financial instrument or other asset.

1.1.16	“Control” means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.1.17	“CPS” or “Clearing Processing System” means the Supplier’s proprietary clearing processing system which is used together with TRS to provide the Services.

1.1.18	“Customer” means ICE Clear Europe Limited and excludes ICE Futures US, Inc. and its subsidiaries.

1.1.19	“Data” means pre-existing and new Customer data pertaining to its business (including without limitation as to its Member Firms and their customers) generated, modified and/or adapted by the Services.

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1.1.20	“Data Controller” has the meaning set out in the Data Protection Act 1998.

1.1.21	“Data Processor” has the meaning set out in the Data Protection Act 1998.

1.1.22	“Development Services” means the services described in Schedule 1 relating to the development phase of the Services.

1.1.23	“Disclosing Party” means a party which discloses Confidential Information to the other party.

1.1.24	“Disengagement Plan” means the disengagement plan set out in Schedule 4 as the same may be amended from time to time in accordance with this Agreement.

1.1.25	“Emissions Contracts” means Contracts over or in respect of emissions of Sulphur Dioxide, Nitrous Oxide, Carbon Dioxide, or Contracts over or in respect of Certified Emissions Reductions..

1.1.26	“Energy Contracts” means Contracts over or in respect of oil and oil products, ethanol, palm oil, biofuels, coal, natural gas, and electricity.

1.1.27	“Exchange Member Firms” means the members of the market place operated by ICE Futures Europe.

1.1.28	“Force Majeure” has the meaning given to that term in Clause 20.

1.1.29	“Go Live Date” means the date on which the Services become operational in accordance with the provisions of Schedule 1. For the avoidance of doubt, the Go Live Date shall not be before the date on which ICE Futures Europe and/ or ICE Futures US Inc and/ or any Affiliate or associated company’s current clearing contract with LCH.Clearnet terminates or expires.

1.1.30	“ICE Futures Europe” means the company established under the laws of England and Wales being a recognised investment exchange (“Recognised Investment Exchange”) for the purposes of section 285 of the Financial Services and Markets Act of 2000, having its principal place of business at International House, 1 St. Katharine’s Way, London E1W 1UY, an Affiliate of the Customer.

1.1.31	“ICE Futures US, Inc.” means the Derivatives Contract Market (“DCM”) operated by ICE Futures US, Inc., an Affiliate of the Customer, with headquarters at the World Financial Center, One North End Avenue, 13th Floor, New York, New York 10282, USA, formerly known as “NYBOT” or the “New York Board of Trade.

1.1.32	“Incentive Scheme” means the applicable debits or bonuses against Service Levels provided herein accruing and calculated in accordance with the process outlined in Schedule 3

1.1.33	“Indexation” means the adjustment of the sum or figure in question by the addition of a percentage of that sum or figure which is equal to 75% of the percentage increase in the Retail Price Index (“RPI”) produced by the

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United Kingdom Office for National Statistics published most recently prior to the Commencement Date and the last such published RPI prior to the date when Indexation is to occur pursuant to the terms of this Agreement. In the event of the abolition or fundamental variation in the basis of the RPI prior to the later date, the parties at their joint cost and expense shall obtain the opinion of any independent UK chartered accountant as to the increase which ought to be made to the sum in question to reflect wages’ costs in the information technology sector (having regard to such varied or substituted index or indices as he considers appropriate) and the opinion of that accountant shall be final and binding on the parties..
1.1.34	“Intellectual Property Rights” means copyright, database rights, domain names, patents, design rights (registered and unregistered), trade marks, confidential information, know-how and any and all like rights of whatever nature subsisting in any country.

1.1.35	“Liability” means any loss, damage, liability, expenses or costs whether arising in contract, tort (including negligence), under statute, statutory provision regulation or otherwise.

1.1.36	“Market Competitor” means an exchange, trading system or facility, platform, any other type of market, or clearing house, or any Affiliate thereof, that offers execution and/or clearing services in connection with products that are the same as or substantially similar to, or which can be used as substitutes for, the OTC Contracts or Futures Contracts which form a material part of the business of the Customer or any Affiliate of the Customer save that NYSE Euronext Inc., or any Affiliate thereof, shall not be deemed to be a Market Competitor of the Customer . For the avoidance of doubt, the New York Mercantile Exchange is a Market Competitor of the Customer.

1.1.37	“Member Firm” means a broker or a trading company (including any agent or customer of a Member Firm) which is a registered Clearing Member of the Customer and is authorised by the Customer to use CPS and/or TRS.

1.1.38	“OTC Contracts” means those contracts those OTC contracts (including forwards, swaps, differentials, spreads, and options) available for trading on the electronic OTC market operated by ICE, Inc. on the Commencement Date.

1.1.39	“Recipient Party” means a party which receives Confidential Information from the other party.

1.1.40	“Regulatory Authority” means, in the UK, the Financial Services Authority (“FSA”), and any comparable authority which exercises a regulatory or supervisory function under the laws of any jurisdiction in relation to financial services, the financial markets, exchanges or clearing organisations.

1.1.41	“Relief Event” means any: (i) act or omission of the Customer, its officers, directors, employees, agents or sub-contractors in relation to its obligations set out in this Agreement; and, (ii) any delay or failure by the

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Customer to comply with any of its obligations as set out in this Agreement.
1.1.42	“Representative” has the meaning given to that term in Clause 10.1.

1.1.43	“Service Level” means a performance standard set out in the Service Level Agreement in accordance with which the Supplier is to provide the Service to which it relates.

1.1.44	“Service Level Agreement” or “SLA” means the service level agreement set out in Schedule 2 as the same may be amended from time to time in accordance with this Agreement.

1.1.45	“Services” means those services more particularly described in Schedule 1..

1.1.46	“Source Code” means the human readable version of the applicable software which has not been compiled or interpreted by a computer system and all documentation and materials related thereto.

1.1.47	“Staff” mean the Supplier’s employees, sub-contractors or consultants engaged in the provision of the Services.

1.1.48	“Term” means the period from the Commencement Date until [***].

1.1.49	"Clearing Day” means a day upon which the Customer is open for business.

1.1.50	“The NCC Group” means the independent information technology assurance, security and consultancy service provider whose registered office is at Manchester Technology Centre, Oxford Road, Manchester, M1 7EF.

1.1.51	“TRS” or “Trade Registration System” means the Supplier’s proprietary trade registration system used to provide real time matching of trades carried out by Member Firms and Exchange Member Firms.

1.1.52	“Working Day” means any day other than a Saturday, Sunday, bank or other public holiday in England and Wales.
1.2	In this Agreement:-
1.2.1	unless the context otherwise requires all references to a particular Clause or Schedule shall be a reference to that Clause or Schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.2.2	unless the contrary intention appears words denoting persons shall include any individual, firm, partnership, company, or other body corporate, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

1.2.3	reference to any statute, statutory provision or regulation includes any modification, amendment, re-enactment or replacement of that statute, statutory provision or regulation;

1.2.4	any reference to a “day” shall mean a period of 24 hours running from midnight to midnight;

1.2.5	references to “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss, damage, payments, cost or expenses suffered made or incurred by him as a consequence of that circumstance;

1.2.6	If there is any conflict or inconsistency between the terms and conditions of Parts A-D herein and the Schedules, such conflict or inconsistency shall be resolved in accordance with the following order of priority:
1.2.6.1	the terms and conditions of Parts A-D herein; and

1.2.6.2	the Schedules.

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PART B — SERVICES
2.	PROVISION OF SERVICES
2.1	The Supplier shall provide the Development Services from the Commencement Date and the entirety of the Services from the Go Live Date to the Customer subject to and in accordance with the terms and conditions of this Agreement.

2.2	The Supplier warrants to the Customer that it shall:
2.2.1 provide the Services in accordance with the Service Level Agreement (where the SLA does not make proper provision for the same, the Supplier shall apply Best Industry Standards in the adoption of appropriate and reasonable standards, techniques and methodologies for achievement of quality which are relevant to the Services);
2.2.2 perform the Services with all due care and skill;
2.2.3 ensure that the Services are performed by Staff possessing suitable skills, training and experience and that they will carry out the Services in accordance with Best Industry Standards;
2.2.4 maintain a sufficient number of Staff to enable it to perform its obligations under this Agreement;
2.2.5 at all times act in good faith;
2.2.6 ensure that the Services will be capable on an ongoing basis of supporting the requirements of the Customer as such are identified in the Service Level Agreement;
2.2.7 devote senior management time to the provision of the Services as is consistent with the standard of reasonable skill and care;
2.2.8 apply the logical security and encryption safeguards in the provisions of the Services which are specified further in Schedule 7;
2.2.9 to the extent that the Supplier is required as part of the Services to procure ongoing or periodic licences and/or approvals subsequent to the Commencement Date, maintain such licences and approvals;
2.2.10	have the full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement;

2.2.11	supply the instance of CPS, together with all data within CPS, to the Customer which, at the Business Day prior to the Go Live Date, interfaces with the instance of TRS provided by the Supplier to ICE Futures Europe.
2.3	The Customer warrants that it shall:
2.3.1 have the full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement;
2.3.2 perform the tasks assigned to it in this Agreement;

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2.3.3 on the reasonable request of the Supplier procure access to and co-operation from the Customer’s suppliers, regulators and end-users for the sole purpose of the Supplier discharging its obligations under this Agreement; and
2.3.4 at all times act in good faith.
2.4	Subject to Clauses 2.2 and 2.3 above (together with any express provision of this Agreement indicating the contrary) and to the extent permitted by law, all other implied warranties and representations in relation to the Services and any other matter arising under this Agreement are expressly excluded.

2.5	If the Supplier fails to provide the Services or any aspect thereof in accordance with the SLA or is aware (on a reasonable basis) of any such likely failure which has not yet occurred, the Supplier shall promptly report each such failure (or potential failure) to the Customer.

2.6	For the avoidance of doubt, the Services provided by the Supplier only allow the Customer to clear products as outlined in Schedule 1. They do not allow the Customer to clear products or process trades in respect of contracts falling outside of the expressly stated scope of use set out at Schedule 1. To the extent the Customer requires the Services to apply to additional contracts and to have them included within the scope of this Agreement at a future date, the parties shall agree and discuss the consequent changes required to this Agreement (including costs) and, subject to agreement, shall implement them by way of a letter amendment to these terms and conditions and appropriate Change Requests in respect of the Services. Any use of the Services or submission of data for processing by the Customer in contravention of Schedule 1 (i.e. contrary to the scope of use set out in this Agreement) will be deemed a material breach of this Agreement.
3.	BUSINESS CONTINUITY PLANS
3.1	No later than 90 days after the Commencement Date, the Supplier, working in conjunction with the Customer, shall submit to the Customer a business continuity plan to secure the continued performance and operational resilience of the Services (the “Business Continuity Plan”) (in specified circumstances including in the event of a Force Majeure event) which shall take appropriate account of the Supplier’s regulatory obligations.

3.2	The Supplier shall maintain and where appropriate revise the Business Continuity Plan periodically in accordance with Best Industry Standards and, in consultation with the Customer, in accordance with the Customer’s regulatory obligations. Any such revisions shall be entirely for the account of the Supplier.

3.3	The Supplier shall implement the Business Continuity Plan throughout the Term in accordance with the provisions of the Business Continuity Plan and shall also include specific testing arrangements.
4.	TECHNOLOGY REFRESH AND SERVICES ENHANCEMENT
4.1	The Supplier shall monitor market practice in the United Kingdom in relation to the provision of services equivalent to the Services to ensure that it maintains provision of the Services and the performance levels contained in the Service Level Agreement to levels commensurate with Best Industry Standards, as appropriate. As a result of such monitoring, the Supplier shall provide to the Customer, on a

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quarterly basis, an update in the Governance Committee meetings. If the Supplier, pursuant to the terms of this clause, is required to provide a technology refresh and/ or service enhancement, it will provide a written statement following such Governance Committee containing:
4.1.1 improvements and upgrades which could be made to the Services; and
4.1.2 the likely costs (if any) of implementing such improvements and upgrades.
4.2	Any request by the Customer to implement improvements or upgrades notified by the Supplier pursuant to Clause 4.1 shall constitute a Change Request.

4.3	The Supplier shall at all times during this Agreement be responsive to the Customer’s diverse and changing business needs and shall discuss with the Customer whether these should result in modifications to the Services which shall be effected using the Change Control Procedure or as otherwise agreed between the parties.
5.	SERVICE LEVEL AGREEMENT REVIEW
5.1	At least once quarterly, the Governance Committee (as defined in Schedule 6) shall meet in accordance with the provisions of Schedule 6.
6.	CHANGE REQUEST
6.1	All Change Requests will be handled in accordance with the Change Control Procedure.

6.2	The Supplier will conduct a risk assessment of each Change and will advise the Customer of that assessment. Where the Supplier and Customer disagree as to the risk associated with a Change Request the matter will be escalated to Contract Management in accordance with Schedule 6.
7.	DELAYS IN PROVISION OF SERVICE
7.1	The Supplier shall provide the Services on the Go Live Date.

7.2	Subject to clause 18 if the Services are not provided by the Go Live Date, the Supplier shall be liable for any reasonable costs up to a maximum of 25% of the Charges payable by the Customer to the Supplier for the first 12 months of the Term, that the Customer can demonstrate it incurred as a direct result of such delay.

7.3	For the avoidance of doubt, the Supplier shall not be liable for any delays, and any costs/ expenses or losses incurred by the Customer in relation to such delays, if such delay was caused as a result of a Force Majeure or a Relief Event.
8.	RELIEF EVENTS
8.1	To the extent that the Supplier is prevented or delayed in performing the Services as a direct result of a Relief Event, (a) the Supplier shall be granted an appropriate extension of time in respect of the performance of those Services or, at the Customer’s option, a waiver of such performance, and shall not be liable with respect to such prevented or delayed performance and (b) any Service Levels and

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delivery schedules applicable to such Services shall be adjusted or extended accordingly.
9.	CONTRACT MANAGEMENT
9.1	The parties shall perform their respective obligations in accordance with the provision of Schedule 6. In doing so, the Supplier shall appoint a Service Manager in accordance with Schedule 6 to serve as the individual responsible for the day to day management of the relationship the parties have with respect to the Services. The Customer shall appoint a Relationship Manager in accordance with Schedule 6 to serve as the individual responsible for liaising with the Service Manager.
10.	REPRESENTATIVE
10.1	The Customer and the Supplier shall each nominate a Representative (“Representative”) who shall be the Account Manager for either Party, as outlined in Schedule 6, and who shall have full authority to take all necessary decisions regarding the provision of the Services and the other obligations of the party nominating such Representative under this Agreement including any variation to this Agreement. The Representative of each party must at all times be an employee, contractor or agent of that party. The first such appointments are set out in Schedule 6. Each party may replace the Representative from time to time provided that it has obtained the prior written approval of the other party, such approval not to be unreasonably withheld or delayed. Each party shall ensure that its Representative has full authority to bind it in connection with its obligations under or pursuant to this Agreement.

10.2	Where, in this Agreement, any decision, consent, approval, notice or certification is required to be given by a party, it shall be sufficient for such decision, consent, approval, notice or certification to be given by that party’s Representative without any further enquiry or action by the other party.

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PART C — CHARGES
11.	PAYMENT
11.1	The Supplier shall raise invoices and the Customer shall pay Charges to the Supplier in accordance with the payment provisions and procedures set out in Schedule 3.

11.2	In addition to the Charges, the Customer shall:
11.2.1	pay the Supplier for such additional work carried out in accordance with any agreed Change Request(s); and

11.2.2	reimburse the Supplier for reasonable travelling, accommodation and other expenses provided that the Supplier obtains the Customer’s prior written consent to incur such expenses; and

11.2.3	pay the Supplier as outlined in the Incentive Scheme in Schedule 3 in accordance with the payment terms of this Agreement.
11.3	Each invoice submitted by the Supplier which is not reasonably disputed by the Customer in accordance with the dispute resolution procedure outlined in clause 27 shall be payable within 28 days of its receipt by the Customer.

11.4	The Charges shall be subject to Indexation on each anniversary of the Commencement Date.

11.5	The Supplier shall notify the Customer of the amount of the increase within 28 days of each such anniversary and shall be entitled to add to any subsequent invoice an amount which reflects that the Indexation to the Charges will be effective from each such anniversary.

11.6	All payments under the terms of this Agreement are expressed to be exclusive of Value Added Tax, or similar tax, howsoever arising and the Customer shall pay to the Supplier in addition to those payments or if earlier on receipt of a valid tax invoice or invoices from the Supplier, all Value Added Tax in relation to any supply made or deemed to be made for Value Added Tax purposes pursuant to this Agreement.

11.7	The Supplier shall indemnify the Customer against any liability (including any interest, penalties, or costs incurred) which is levied, demanded or assessed on the Customer at any time in respect of the Supplier’s failure to account for, or to pay any VAT relating to the payments made by the Supplier under this Agreement.

11.8	Without prejudice to any other right or remedy of the Supplier, if the Supplier does not receive payment of any invoice due to it under this Agreement (unless such invoice is reasonably disputed by the Customer) on the due date for payment, interest will accrue 30 days from the due date for payment at the rate of 2.5% per month above LIBOR on such outstanding invoice from the date payment is due until payment in full. Interest under this Clause 11.8 shall accrue from day to day and shall be paid by the Customer on demand.

11.9	Subject to Clause 11.3, the Customer shall not be entitled to withhold any amount payable to the Supplier under this Agreement.

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11.10	Both Parties together acknowledge and agree that the bonus and debit scheme specified in Schedule 3, the “Incentive Scheme”, represents a genuine pre-estimate of the specific loss which may be suffered by the Customer.

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PART D — GENERAL
12.	CONFIDENTIALITY
12.1	Each Recipient Party undertakes and agrees to:
12.1.1	use the Confidential Information solely for the purposes envisaged under this Agreement and not use the same for any other purpose whatsoever;

12.1.2	ensure that only those of its officers, employees and advisors who are directly concerned with the carrying out of this Agreement and who need to know the Confidential Information have access to the Confidential Information; and

12.1.3	keep the Confidential Information secret and confidential and shall not directly or indirectly disclose or permit to be disclosed the same to any third party for any reason without the prior written consent of the Disclosing Party.
12.2	The Supplier shall not, and shall procure that its Staff and other officers, employees and advisors do not use any of the Customer’s Confidential Information received otherwise than for the purposes of this Agreement.

12.3	At the written request of the Customer, the Supplier shall procure that its Staff and each officer, employee or advisor identified in the Customer’s request signs a confidentiality undertaking prior to commencing any work in connection with this Agreement.

12.4	The obligations of confidence referred to in Clause 12.1 shall not extend to any Confidential Information which:
12.4.1	is or becomes generally available to the public otherwise than by reason of breach by the Recipient Party of the provisions of this Clause;

12.4.2	is known to the Recipient Party and is at its free disposal prior to its disclosure by the Disclosing Party;

12.4.3	is subsequently disclosed to the Recipient Party without obligations of confidence by a third party owing no such obligations to the Disclosing Party in respect of that Confidential Information;

12.4.4	is required by law to be disclosed; or,

12.4.5	is required by any Regulatory Authority to be disclosed.
13.	DIRECT ENGAGEMENT
13.1	During the term of this Agreement and for 12 months thereafter neither party shall solicit, entice or offer employment to any person employed or engaged by the other party without the express written consent of the other party except where such person is recruited as a result of an otherwise unsolicited response to a public recruitment advertisement. If a party breaches this Clause 13, that party shall pay to the other a sum equivalent to such person’s total compensation for his first 12 months’ work for any person other than the party which employed him. The parties agree that such sum, constituting liquidated damages, represents a

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fair estimate of the cost to the party which employed the person of recruiting a suitable replacement for such person.
14.	DATA PROTECTION
14.1	With respect to the parties’ rights and obligations under this Agreement, the parties agree that the Customer is the Data Controller and that the Supplier is the Data Processor.

14.2	The Customer warrants that all personal data held by the Customer to be processed by the Supplier under this Agreement (“Customer Personal Data”) has been or will be obtained and processed by the Customer (in so far as such data has been or will be processed by the Customer) in accordance with the Data Protection Act 1984 and to the extent superseded thereby the Data Protection Act 1998 and all associated regulations (the “Acts”) and in a manner which permits the Supplier to perform its obligations under this Agreement in compliance with the Acts.

14.3	Each party warrants to the other that:
14.3.1	it is, and at all times during the term of this Agreement will be, adequately and appropriately registered under the Acts in order to comply with its obligations under this Agreement; and

14.3.2	it will at all times during the term of this Agreement comply with the Acts in performing its obligations under this Agreement.
14.4	The Supplier shall:
14.4.1	process the Customer Personal Data only on behalf of the Customer only for the purposes of performing this Agreement and only in accordance with instructions contained in this Agreement or received from the Customer in writing from time to time;

14.4.2	not otherwise modify, amend or alter the contents of the Customer Personal Data or disclose or permit the disclosure of any of the Customer Personal Data to any third party unless specifically authorised in writing by the Customer;

14.4.3	at all times comply with the provisions of the Seventh Data Protection Principle set out in Schedule 1 of the Data Protection Act 1998 and, in so doing, provide a written description of the technical and organisational methods employed by the Supplier for processing the Customer Personal Data (within the timescales required by the Customer) and implement appropriate technical and organisational measures to protect the Customer Personal Data against unauthorised or unlawful processing and against accidental loss, destruction, damage, alteration or disclosure;

14.4.4	take reasonable steps to ensure the reliability of any Staff who has access to the Customer Personal Data;

14.4.5	obtain prior written consent from the Customer before transferring the Customer Personal Data to any sub-contractors in connection with the provision of the Services;

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14.4.6	ensure that only those of the Staff who need to have access to the Customer Personal Data are granted access to such data and only for the purposes of the performance of this Agreement and all of the Staff required to access the Customer Personal Data are informed of the confidential nature of the Customer Personal Data and comply with the obligations set out in this clause 14;

14.4.7	not publish, disclose or divulge any of the Customer Personal Data to any third party unless directed to do so in writing by the Customer;
14.5	The parties shall, and the Supplier shall procure that its Staff shall, comply at all times with the Data Protection legislation and shall not perform their obligations under this Agreement in such a way as to cause either party to breach any of its obligations under the Data Protection legislation. The Supplier shall immediately notify the Customer in the event that it becomes aware of any breach of the Data Protection Legislation by the Supplier or any of the Staff in connection with this Agreement;

14.6	The Supplier shall, at all times during and after the Term, subject to Clause 18, indemnify the Customer and keep the Customer indemnified against all losses, damages, costs or expenses and other liabilities (including legal fees) incurred by, awarded against or agreed to be paid by the Customer arising from any breach of the Supplier’s obligations under this clause 14 except and to the extent that such liabilities have resulted directly from the Customer’s instructions.
15.	INTELLECTUAL PROPERTY RIGHTS
15.1	Subject to clause 15.4 all Intellectual Property Rights created by the Staff in the course of providing the Services to the Customer under this Agreement in modifications and enhancements to any Existing Materials (as defined below) (“Project IPRs”) shall remain the property of the Supplier.

15.2	In respect of programs, specifications, designs or reports (including data) which are pre-existing or are an adaptation of or derived from existing materials, including any adaptations made to such programs, specifications, designs or reports pursuant to the Change Control Procedure (together “Existing Materials”) which are made available as part of the provision of the Services the ownership of the intellectual property rights in such Existing Materials remains with the owner thereof.

15.3	Neither party shall delete proprietary information or trade mark notices if any appear on any software or documentation supplied to it by the other at any time. Further, both parties shall ensure that all copies of software or documentation created or supplied by them under the provisions hereof shall carry a copyright notice.

15.4	The Supplier grants to the Customer the following licences:
15.4.1	a non-exclusive non-transferable royalty free licence for the duration of the Term to use the Existing Materials for its own internal business purposes only in accordance with Schedule 1.

15.4.2	a non-exclusive, non-transferable royalty free licence for the duration of the Term to use the Project IPRs for its own internal business purposes only in accordance with Schedule 1. The Customer agrees that:

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a.	it may not permit any third party to use the Project IPRs and shall not make any related documentation available to any third party; and

b.	it will use the Project IPRs in accordance with any conditions contained in the Service Level Agreement.
15.5	It being understood that in the event that the use of the Existing Materials or the Project IPRs needs to be licensed to a third party agent of the Customer (which might for the avoidance of doubt, include Affiliates of the Customer) for the purposes of ensuring that the Services can be appropriately implemented, then the Supplier shall grant a limited licence for the purposes of ensuring the appropriate implementation of the Services.

15.6	The Parties agree that breach of these license terms will automatically be deemed a material breach of this Agreement.

15.7	The Supplier represents and warrants that it will not infringe the Intellectual Property Rights of any person or entity in the provision of the Services.

15.8	Either party (the “Indemnifying Party”) shall indemnify and keep indemnified the other (the “Indemnified Party”) against any and all Liability suffered by the Indemnified Party as a result of any claim by a third party that the use of the Services or Existing Material or the Project IPRs which the Indemnifying Party has licensed to or supplied to the Indemnified Party to use by the Indemnified Party in accordance with this Agreement infringes the Intellectual Property Rights of that third party provided that:
15.8.1	the Indemnifying Party is given notice of the claim as soon as reasonably practicable after receipt of a written claim by the Indemnified Party from any such third party;

15.8.2	the Indemnifying Party is given complete control over such claim, and the Indemnified Party co-operates with the Indemnifying Party at the Indemnifying Party’s expense in the conduct of such claim, unless the Indemnifying Party is proposing to make representations and/or statements in relation to the Indemnified Party, in which event the Indemnifying Party may only make such representations and/or statements that might form part of the Indemnifying party’s management of such claim with the approval of the Indemnified Party;

15.8.3	the Indemnified Party does not prejudice the Indemnifying Party’s conduct of such claim;

15.8.4	the Supplier will not be obliged to indemnify the Customer for any claim of infringement based on the:
c.	use of an altered version of the Existing Materials or Project IPRs;

d.	combination, operation or use of the Existing Materials or Project IPRs with software, hardware, equipment or other materials not supplied by the Supplier; or

e.	use of a superseded version of the Existing Materials or Project IPRs where the Customer has failed to comply with a request by the

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Supplier to install any new version of the Existing Materials or Project IPRs.
15.9	The provisions of this clause 15 shall survive termination of this Agreement for any reason.
16.	TERM AND TERMINATION
16.1	This Agreement shall commence on the Commencement Date and shall continue for at least the duration of the Term unless terminated in accordance with the provisions of this clause 16.
16.2	At the end of the Term this Agreement shall be automatically renewed for 1 year periods on the mutual agreement of the parties.
16.3	Without prejudice to any of its other rights or remedies under this Agreement, either party may terminate this Agreement:
16.3.1	During the final calendar year of the Term by providing no less than 12 months written notice to the other party;

16.3.2	After the end of the Term by providing no less than 12 months written notice to the other party.
16.4	Without prejudice to any of its other rights or remedies under this Agreement, Customer may terminate this Agreement
16.5	if there is a material delay in the provision of the Services by the Supplier pursuant to Clause 7.
16.6	Without prejudice to any of its other rights or remedies under this Agreement, each party (the “Terminating Party”) shall have the right to terminate this Agreement upon giving written notice of termination to the other party (the “Defaulting Party”) if the Defaulting Party:
16.6.1	commits a material breach of this Agreement which in the case of a breach capable of remedy shall not have been remedied within 30 days of the receipt by it of a written notice from the other party identifying the breach and requiring its remedy; or

16.6.2	makes any voluntary arrangement with its creditors or becomes subject to an administration or passes a resolution for winding-up (otherwise than for a bona fide reconstruction or amalgamation) or becomes bankrupt or insolvent or goes into liquidation or a receiver or similar officer is appointed over any or all of the assets of the Defaulting Party or the Defaulting Party ceases or threatens to cease to carry on business.
16.7	The Supplier may terminate this Agreement by giving written notice to the Customer if the Customer fails to pay any invoice which is not reasonably disputed to the Supplier under this Agreement and has not remedied such failure within 30 days of receiving written notice from the Supplier requiring it to remedy such failure.
16.8	Both Parties agree to provide notice (“a Change of Control Notice”) to the other Party of the earlier of: (i) its execution of any agreement effecting a Change of

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Control with respect to it; or, (ii) its awareness of a transaction that has resulted in a Change of Control with respect to it. In the event of the Customer receiving a Change of Control Notice the Customer shall have the right to terminate the Agreement (within three months of the date of receipt of the Change of Control Notice) on a period of notice that shall not exceed 12 months, save that it will not be deemed a Change of Control if either NY Euronext Inc., or an Affiliate, or Atos Origin SA, or an Affiliate, assumes Control of the Supplier.

16.9	In the event of the Supplier receiving a Change of Control Notice the Supplier shall have the right to terminate the Agreement (within three months of the date of receipt of the Change of Control Notice) on a period of notice that shall not be less than 12 months.

16.10	Clauses [12, 13, 16.7, 18, Schedule 4] [Note: Internal referencing to be checked] and any other provision which expressly or impliedly survives the expiry or termination of this Agreement shall remain in force notwithstanding the expiry or termination of this Agreement.
17.	CONSEQUENCES OF TERMINATION
17.1	Upon the expiry or termination of this Agreement for whatever reason the parties shall follow the provisions of the Disengagement Plan as set out in Schedule 4; and the licence of the Existing Materials and Project IPRs granted to the Supplier under this Agreement shall terminate automatically and the Supplier shall return all copies of such Existing Materials and Project IPRs.
17.2	the Supplier shall repay to the Customer any amount which it may have paid in advance in respect of Services not provided or procured by the Supplier as at the date of termination of this Agreement..
18.	LIABILITY
18.1	The Supplier acknowledges and agrees that its liability for death or personal injury caused by its negligence or the negligence of its directors, officers, employees, contractors or agents or fraudulent misrepresentation shall not be limited.
18.2	Subject to Clauses 7 and 18.1, the Supplier’s total liability to the Customer whether in contract, tort (including negligence) or otherwise in connection with this Agreement shall not exceed in aggregate the amount paid or payable in charges by the Customer to the Supplier under the Agreement during the 12 month period prior to the date upon which the events giving rise to any relevant claim arose, or in the case of a series of events the date upon which the first of the series occurred
18.3	Subject to Clauses 7 and 18.1, the Customer’s total liability to the Supplier (other than for charges properly due and payable under this Agreement) whether in contract, tort (including negligence) or otherwise in connection with this Agreement shall not exceed the amount paid or payable in charges by the Customer to the Supplier under the Agreement during the 12 month period prior to the date upon which the events giving rise to any relevant claim arose, or in the case of a series of events the date upon which the first of the series occurred
18.4	Subject to Clauses 7 and 18.1, in no circumstances will the Supplier be liable for any loss of profit, loss of business, loss of goodwill, loss of anticipated savings, loss of data or any consequential or indirect loss suffered by the Customer unless

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such loss(es) arise as a result of the Supplier’s breach of its obligations under this Agreement.

18.5	If either party (“Claiming Party”) wishes to make any claim against the other party (“Defending Party”) under or in connection with this Agreement:
18.5.1	the Claiming Party must give written notice to the Defending Party specifying in reasonable detail the reason for such claim and the amount of such claim prior to taking any other action;

18.5.2	each party must continue to perform its obligations under this Agreement notwithstanding such claim; and

18.5.3	the Claiming Party must give the notice required under Clause 18.5.1 to the Defending Party as soon as practicable and in any event no later than [two] years after the event or incident giving rise to such claim.
18.6	Any failure to comply with the provisions of this Clause 18.5 shall not however invalidate the claim of the Claiming Party in the event that the Claiming Party elects to commence legal proceedings immediately.
19.	ASSIGNMENT
19.1	Neither party may assign any or all of its rights under this Agreement (excepting monies due or to become due) to a third party without the prior written consent of the other, such consent not to be unreasonably withheld.
19.2	A party may assign its rights under this Agreement to an Affiliate, Atos Origin S.A. or an Affiliate thereof, or a third party acquiring the entire business of the assigning party without requiring the consent of the other party provided that such Affiliate, Atos Origin S.A. or an Affiliate thereof, or third party first undertakes in writing to the other party to be bound by the terms of this Agreement.
19.3	The Supplier’s right to assign under the terms of Clauses 19.1 and 19.2 are at all times qualified by the fact that the Supplier may not assign any or all of its rights under this Agreement to a Market Competitor of the Customer.
19.4	Except as in the case of an assignment under the terms of Clause 19.1 or 19.2 as appropriate, no term of this agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a third party.
20.	FORCE MAJEURE
20.1	Neither party shall be liable to the other for any breach or non-performance of this Agreement arising from any event beyond its reasonable control including, without limitation, acts of God, failure or shortage of power supplies, flood, drought, lightning, fire, earthquake, strike, lock-out, trade dispute or labour disturbance, act or omission of Government or any regulatory authority, war, riot, civil disorder, or delay or failure due to any such cause in manufacture, production or supply by third parties of any goods or services required for performance under this Agreement provided that lack of funds shall not constitute an event beyond the reasonable control of either party (each of the above events, a “Force Majeure” event). However, if the Force Majeure event continues to affect a party’s ability to perform its obligations under this agreement for a period exceeding 30 days, either

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party may terminate the agreement by giving the other party written notice without incurring any liability to the other.

20.2	The Party affected by the Force Majeure will use all reasonable endeavours to mitigate the effect of the Force Majeure.
21.	SEVERANCE OF TERMS
21.1	If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason:
21.1.1	in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

21.1.2	in the case of the illegality, invalidity or unenforceability of part of this Agreement, that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.
22.	ENTIRE AGREEMENT/VARIATIONS
22.1	This Agreement constitutes the entire agreement and understanding between the parties in relation to its subject matter and supercedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement. The parties acknowledge that no claims shall arise in respect of any understandings, arrangements, representations or agreements so superceded. No director, employee or agent of any party is authorised to make any representation or warranty to the other party not contained in this Agreement, and each party acknowledges that it has not relied on any such oral or written representations or warranties.
22.2	No variation, amendments, modification or supplement to this Agreement shall be valid unless agreed in writing in the English language and signed by a duly authorised representative of each party.
23.	NOTICES
23.1	Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered by courier, sent by post or sent by facsimile to the address of the recipient set out above or as notified to the other party in accordance with this Clause. Notices sent by e-mail shall not be valid of themselves and must be confirmed in hard copy form by courier, by post or facsimile.
23.2	Any notice given pursuant to this Clause shall be deemed to have been received:
23.2.1	if delivered by courier, at the time of delivery; or

23.2.2	if sent by post, on the second Working Day following the day of posting; or

23.2.3	if sent by facsimile on acknowledgement by the recipient facsimile receiving equipment on a Working Day if the acknowledgement occurs before 1700 hours local time on a Working Day of the recipient and in any other case on the following Working Day.

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24.	THIS AGREEMENT NOT TO CONSTITUTE A PARTNERSHIP
24.1	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the parties and neither party shall have any authority to bind the other in any way except as provided in this Agreement.
25.	WAIVER
25.1	Save as expressly provided in this Agreement neither party shall be deemed to have waived any of its rights or remedies whatsoever howsoever arising unless the waiver is made in writing, signed by a duly authorised representative of that party and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated any waiver shall be effective only in the instance and for the purpose for which it is given.
25.2	No delay or failure of either party in exercising or enforcing any of its rights or remedies whatsoever shall operate as a waiver of those rights or remedies or so as to preclude or impair the exercise or enforcement of those rights or remedies. No single or partial exercise or enforcement of any right or remedy by either party shall preclude or impair any other exercise or enforcement of that right or remedy by that party.
26.	ANNOUNCEMENTS
26.1	Both parties agree not to make any public announcements about the existence or contents of this Agreement without the prior notice to and the written approval of the other Party, unless such announcement is required by law or regulation.
27.	DISPUTE RESOLUTION
27.1	Any dispute which may arise with respect to any matter or thing arising out of or in relation to this Agreement shall be dealt with in accordance with the Contract Management procedure as set out in Schedule 6
28.	REGULATORY CHANGES
28.1	The Parties shall be responsible pursuant to the Change Control Procedure for making such modifications as are necessary to take into account any changes to existing financial services legislation, rules and regulations or any such new legislation, rules and regulations which have an impact (either directly or indirectly) on the provision of the Services or any part thereof and which are outside the scope of Clause 28.2, below.
28.2	The Parties shall also be responsible, at the Customer’s expense, for making such modifications as are necessary to take into account:
28.2.1	any changes to existing commodities or derivatives trading legislation and statutory restrictions or any such new legislation and regulations relating specifically to the commodities or derivatives trading industry noted to the Supplier by the Customer and which have an impact (either directly or indirectly) on the provision of the Services or any part thereof; and/or

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28.2.2	any changes which are deemed necessary by the Customer or a Regulatory Authority.
28.3	The changes referred to above in Clauses 28.1 and 28.2 (“Regulatory Changes”) shall be implemented by way of the Change Control Procedure. For the avoidance of doubt, the Supplier shall not be able to decline to perform any Regulatory Change deemed necessary by the Customer as long as the Customer agrees to the Charge for the Regulatory Change.
29.	AUDIT
29.1	The Customer or the Regulatory Authority (for the purposes of this clause references to the Customer shall be deemed to include the Regulatory Authority) shall have the right, from time to time and upon 7 Working Days written notice to the Supplier, to conduct an audit of the compliance by the Supplier with its obligations under this Agreement and the changes made by Supplier in performing such obligations (an “Audit”). The Audit must be in relation to, matters specified by the Customer in such notice, the assessment of the proper amount of any payment made or to be made hereunder, or, the performance by the Supplier of its obligations under this Agreement (“Audit Matters”). The Audit may be conducted by such professional auditors or advisers as the Customer may decide to appoint and notify to the Supplier.
29.2	For the avoidance of doubt, the categories of information that may be sought under this provision shall only be that which is necessary for the reasonable assessment of the Audit Matters specified in any notice issued by the Customer under Clause 29.1 above.
29.3	The Supplier shall provide to the Customer and its advisers such assistance and facilities and access to such premises, accounts, invoices, documents and information as it shall reasonably require for the purposes of any Audit. The Supplier shall provide the Customer with copies of relevant accounts, invoices, documents and information in such form as the Customer or its advisers shall reasonably require, but only to the extent that such accounts, invoices, documents and information relate to the Audit Matters.
29.4	The Customer shall be entitled to conduct an Audit at such times as it may reasonably require subject to a maximum of one Audit in any 6 month period, provided that such maximum shall not apply (and neither shall the advance notice period specified in Clause 29.1) where the Customer bona fide believes that there is a material non-compliance (as the case may be) by Supplier with any of its obligations under this Agreement which an Audit may detect or of which an Audit may provide details.
29.5	The Customer shall:
29.5.1	use its reasonable endeavours to minimise any disruption to the Supplier’s operations or the performance of the Services caused by an Audit; and

29.5.2	ensure that all of the employees and agents are under a duty of confidence in relation to any information disclosed or made available to them by the Supplier for the purpose of that Audit.
29.6	The Customer shall pay all reasonable costs incurred by the Supplier in relation to any Audit.

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30.	DATA SECURITY
30.1	In the event of a loss, corruption or destruction of Data attributable to the Customer’s failure to perform its obligations under this Agreement, the Supplier shall take such steps which someone using Best Industry Standards would take to recover, retrieve and reconstruct any such lost, corrupted or destroyed Data as appropriate. The Customer shall pay all reasonable costs incurred by the Supplier in relation to such reconstruction.
30.2	Subject to Clause 18, the Supplier hereby indemnifies and undertakes to keep the Customer indemnified in respect of any loss, corruption or destruction of Data caused by the act or omission of the Supplier, calculation of any such loss to take reasonable account of any successful reconstruction under sub-Clause 30.1
31.	INSURANCE
31.1	The Supplier warrants and represents to the Customer that it has the benefit of policies of insurance with reputable insurers which are sufficient to cover its responsibilities and obligations under this Agreement including, inter alia, in respect of loss or damage to tangible property and professional indemnity for amounts suitable to cover such liability.
32.	ESCROW
32.1	The parties shall, within 90 days of execution of this Agreement, enter into an escrow agreement in respect of the Source Code of the Existing Materials and Project IPR (the “Escrowed Material”) with the NCC Group for the provision of a full validation escrow service (“the Escrow Agreement”) in accordance with the Escrow Order Form outlined in Schedule 8. The Supplier shall, from time to time, deliver into escrow with NCC further Source Code in the Project IPR as it is created and in accordance with the terms of the Escrow Agreement with NCC.
32.2	In accordance with the terms of the Escrow Agreement NCC will release the Escrow Material to the Customer if the Supplier: (a) materially breaches the Agreement in a manner giving rise to a termination right on the part of the Customer; (b) becomes insolvent or unable to pay its debts and/or perform its obligations in the ordinary course of business; or, (c) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition, or makes a general assignment for the benefit of creditors. The Customer’s licence rights to released Escrow Material will be sufficient to permit the Customer to perform the Services with the addition of the rights to use, reproduce and create derivative works of the released Escrow Material and to distribute, perform and display (publicly or otherwise) such derivative works, all in connection with the sole purpose of implementing, operating and maintaining the Services.
32.3   All charges with respect to the Escrow Agreement will be shared equally between the parties.
33.	GOVERNING LAW AND JURISDICTION
33.1	This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the courts of England and Wales.

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33.2	Any proceedings relating to any claim or matter arising under or in connection with this Agreement instituted against either party by the Customer may be brought in the courts of England and Wales .
IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

SIGNED by	) /s/ K. Tregidgo
for and on behalf of	) Head of Strategy
ATOS EURONEXT MARKET	)
SOLUTIONS LIMITED	)

SIGNED by Sir Bob Reid	) /s/ Sir Bob Reid
for and on behalf of	) Board of Directors
ICE CLEAR EUROPE LIMITED	)

SIGNED by Paul Swann	) /s/ Paul Swann
for and on behalf of	) President & Chief Operating Officer
ICE CLEAR EUROPE LIMITED	)

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Schedule 1 — THE SERVICES
1.1 Introduction
1.1.1	The managed services which together constitute CPS provided by the Supplier are defined as follows:
•	Scope of Use — defining the business transactions that are permitted to utilise the functional services

•	Functional Services — defining the high level functional services available to the Customer and their clients

•	Environments — for each requested instance of the Function Services, service characteristics and capacity requirements are defined.

•	Support Services — additional services required for the managed service
1.1.2	Changes to the Services shall be by Change Request, as set out in Schedule 5, Change Control Procedure.
1.2 Scope of use — The Services
1.2.1	The Services are restricted to Energy Contracts and Emissions Contracts (including, futures, options on futures, forwards, swaps, differentials, spreads and options) to the extent traded on markets owned and operated by ICE Inc, ICE Futures Europe Ltd and European Climate Exchange Ltd.

1.2.2	Such service scope may be extended or otherwise amended by prior written agreement of the Parties from time to time, in accordance with the Change Control Procedures set out in Schedule 5.
1.3 Functional Services
1.3.1	Clearing Functions
The clearing functions enable the Customer and their clients to manage position information. These functions are made available via a GUI. This enables back offices to correctly record, report, manage and reconcile their open interest. These functions also provide end users with a number of reports. The functions available are:
•	Position keeping — the automatic maintenance of positions as post-trade functions are performed

•	Position search — the ability to review current and historical position data

•	Settlement instruction entry, edit and search — the management of long and short positions

•	Position transfer instruction entry, edit and search — the movement of volume between position accounts

•	Exercise instruction entry, edit and search — nomination of options positions for exercise

•	Automatic Exercise instruction edit and search — position selection criteria for options expiry processing

•	Tender Deletion instruction entry, edit and search — manual deletion of positions awaiting delivery

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•	Margin Exclusion Instruction entry, edit and search — manual omission of delivery positions from margin calculation

•	Delivery instruction entry edit and search — manual early notification of an intention to deliver
1.3.2	Clearing Processing Service
The clearing processing service performs a number of batch processes against trades and positions maintained by the post-trade and clearing functions. The main batch process is performed at the end of each Clearing Day, whilst small intraday batches can be performed as certain products expire. The end-of-day batch also calculates margin values for all trades and positions, and consolidates those margin values into the Customer’s accounts. The clearing processing service comprises:
•	Clearing instruction processing — the processing of settlement, transfer, exercise, delivery, tender deletion and margin exclusion instructions to update positions

•	Variation margin calculation — the calculation of realised and unrealised profit and loss

•	Initial margin calculation — the calculation of initial margin liability using the “London SPAN” algorithm
1.3.3	Management Functions
A number of management functions are available to the Customer. These functions enable the maintenance of standing data (“Product and Participant”), and more dynamic data such as prices. In addition, management functions enable the Customer to correct invalid trade and position data, and to control/monitor the Clearing Processing Service:
•	Contract expiry date entry, edit and search

•	London SPAN parameter maintenance

•	Clearing price entry, edit and search

•	Validate and load standing data files

•	Load clearing prices

•	Calculation of options volatility values

•	Monitor and control intraday and end-of-day clearing processes

•	Generation and dissemination of London SPAN risk arrays
1.3.4	Systems Integration Functions
The systems integration services enable the Customer and their clients’ systems to interact with the clearing functions and the clearing processing service. This enables a high degree of process automation for the Customer and their clients, and provides them with a full audit trail of all activities that have taken place:
•	TRAMP interface — an electronic messaging interface through which the Customer and their clients can perform Post-Trade Functions

•	TSCS Feed — an electronic feed of audit events providing the Customer and their clients details of:
o	Trade and claim changes

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o	Clearing instruction changes

o	Clearing processing changes

o	Initial and Variation margin values

o	End of day position details

o	System events
1.3.5	File Transfer Service
In addition to the Systems Integration Service, a file transfer service is provided to move report information between the Supplier and the Customer. It also enables the Customer to make other information available to their clients through a common interface.
•	Files transferred from Supplier to Customer:
o	Trade File

o	SPAN File

o	Position File

o	Margin File

o	Position Note File

o	Open Interest File
•	Files transferred from Customer to Supplier:
o	Banking Reports
1.4 Production Environment
The Production Environment shall be provided for use with live products and users. The environment will have the following characteristics:

Characteristic	Value
Resilience Model	Fault Tolerant (service will be provided on hardware hosted in two geographically-separated Tier 4 data centres, connected via diversely-routed telecommunications channels. The hardware in each data centre shall be capable of delivering the services to the specified capacity. The functional services may be provided by system components in both data centres. Data shall be protected using Raid 5 technology and inter-data centre disk mirroring technology. Failure of a single hardware or software component or an entire data centre will not cause significant interruption to the services)

Service Capacity	Monthly Futures Contracts: 150

Monthly Futures Expiries: 3,500

Daily Futures Contracts: 60

Daily Futures Expiries: 3,000

Options Contracts: 10

Options Expiries: 200

Options Series: 30,000

Daily Half-trades recorded: 950,000

Open Positions (single day): 50,000

Open Positions (historical): 6,000,000

Interactive (GUI) Users: 250

Electronic (TRAMP/TSCS) Users: 100

Clearing Functions Start Time	07:00 each Clearing Day

Clearing Functions Close Time	24:00, or until “End of Stream[1]”, each Clearing Day

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1.5 Support Services
1.5.1	Change Control Function — An agreed process for notifying the Customer of planned changes to the services provided by the Supplier, and for the submission of change requests (both system enhancement and product configuration) by the Customer to the Supplier will be documented and subject to performance targets.

1.5.2	Call Management Service — The staffing of a Supplier service desk with agreed call management performance criteria and response times subject to agreed maximum peak and average levels of calls.

1.5.3	Incident Management Service — A system for the categorisation of incidents relating to any of the services provided by severity according to agreed criteria, with associated limits on time to resolution.

1.5.4	Software Maintenance Service — The correction of known or suspected errors, through the release of specific fixes, service packs or full software releases.

1.5.5	Service Level Management Service — The provision of agreed schedules detailing service statistics by the Supplier. Separate review processes will periodically determine service, performance and capacity thresholds, Change Management plans, and maintenance schedules. Service levels will be subject to review at the service review meetings and may be subject to change as agreed at those meetings.

1.5.6	Backup and Restore Service — The Supplier will employ a backup scheme agreed with the Customer with standards for frequency, scope and data retention time. Requests for restoration of historical data (in a non-disaster/BCP context) will be subject to performance targets.

1.5.7	Disaster Recovery Service — The Supplier will provide a continuously-available hot standby facility for the provision of the Services in the event of a disaster affecting the data centre where CPS is currently running. Agreed schedules will be in place for the testing of the facility and production of statistics and reports from the testing.

1.5.8	IMAC Service — The Supplier will provide a service to process requests for infrastructure installations, moves and ceases (IMAC). Infrastructure represents connectivity between the Supplier’s data centres and the Customer and their clients

1.1.	[1] “End of Stream” (EOS) is the last event recorded in the TRS Audit Stream for a trading day, and represents the end of processing.

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Schedule 2 — SERVICE LEVEL AGREEMENT
2.1 General
2.1.1	The Supplier will support and maintain all services, hardware and system software that comprises the Services to ensure that the application performs in accordance with its appropriate functional specification and that performance targets are met as specified in section 2.5.

2.1.2	The Supplier shall, in each month following the Go Live Date, measure the performance for each of the Service Levels at the specified Service Target(s).

2.1.3	Service Requests

2.1.4	Requests for modifications to the Services will be handled as set out in Schedule 5 Change Control Procedure.

2.1.5	Availability

2.1.6	The Supplier agrees to make the Services available to the Customer in accordance with section 2.5.

2.1.7	Service Level

2.1.8	The Supplier agrees to provide the Services to service levels in accordance with section 2.5.

2.1.9	For maintenance of the Services, Supplier will respond to reported faults in line with section 2.5.

2.1.10	Customer Responsibilities

2.1.11	The Customer shall use the Services in accordance with the user manuals as at the Go Live Date, and updates as issued by the Supplier.
2.2 Service Availability
2.2.1	Service Availability and Whole Availability shall mean that that Service is usable by a defined number of authorised users in the normal operational manner in support of normal business processes. Availability is calculated as follows for each Service Period:

Service Availability % =	((Total Available Time) -	(Whole Unavailable Time — Exceptions))	* 100

Total Available Time

Whole Availability % =	((Total Available Time) -	(Whole Unavailable Time + Partial Unavailable Time — Exceptions))	* 100

Total Available Time
and

Total Available Time in minutes in the Reporting Period	Equals	(#days in Reporting Period) * (service hours per day) * 60

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     For example, for a Service which is available from 7:00 — 24:00 during a 21 day period:
     Total Available Time = 21 (days) * 17 (hours) * 60 (minutes) = 21,420 minutes.
2.3 Unavailability Definitions for Functional Services

Condition	Criteria
Wholly Unavailable Time occurs when the process or function was suspended, halted or denied due to the criteria adjacent arising.	The inability for Customer and all of their clients to be able to utilise the Clearing Functions

Partial Unavailable Time occurs when the process or function was affected due to the criteria adjacent arising.	The inability of some, but not all of the Customer’s users, or one of their clients, to utilise the Clearing Functions
2.4 Exceptions
2.4.1	“Exceptions” for each Service shall be the sum of the minutes of unavailable time during the appropriate Service Time arising from the following factors:
•	Agreed scheduled downtime arising from planned events which cannot be performed outside the Service Time (e.g. system changes, system upgrades, system housekeeping, existing hardware preventative maintenance arrangements, maintenance of Applications and releases relating to Applications).

•	Downtime directly due to the Customer’s failure to meet its obligations.

•	Downtime due to Force Majeure.

•	Any downtime arising from unauthorised interference with equipment by the Customer.

•	Downtime incurred when system usage is shown to be outside the limits of relevant Operational Assumptions.

•	Periods of time for which the Supplier can reasonably demonstrate that member users have not adhered to normal operational practice. The Supplier shall provide guidelines to the Customer for relevant end-user training in such normal operational practice and the Customer shall ensure that end-users are trained accordingly. Where the Supplier introduces a change to TRS/CPS that requires the Customer’s staff to be trained, the Supplier will provide that training without charge to the Customer.

•	For certain Performance Targets relevant Operational Assumptions are given. When actual usage of the Services is greater than one or more of these Operational Assumptions for a period of time, such period during the relevant Service Time shall be included in the exceptions for relevant performance targets. Notwithstanding this, the Supplier shall at all times use all reasonable endeavours to meet all Performance Targets.

•	Downtime incurred outside the relevant Service Time

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2.5 Service Targets and Service Thresholds
2.5.1	For the purposes of the table below the following words shall have the following meanings:

“Service Time” means the period of time between the Service Start Time and Service Close Time as referred to in Clause 2.5.2.

“Service Period” means the period of time during which the performance of a Managed Service will be measured which shall be one (1) month.

“Service Target” means the targeted level of performance of a Managed Service during the applicable Service Period. The Service Target for each applicable Managed Service is shown in the table below.

“Service Threshold” means the threshold applicable to each Managed Service which, if exceeded, may impair the delivery of such Managed Service. These Service Thresholds are derived from steady state service experience and/or solution design specifications.

2.5.2	The table below details the Service Targets and Service Thresholds which the Supplier shall meet in the performance of the Service:

SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 1 — Production Environment Clearing Functions Availability	As defined in Services Schedule	As defined in Services Schedule	Clearing Functions Service Availabilitye for 99.6% of available hours during each Service Period. Clearing Functions Service Whole Availability for 98% of available hours during each Service Period.	Subject to Service Capacity for Production Environment

CPS 2 — Production Environment End of Day Clearing Processing Time	ICE Futures TRS System in “End of Day”	“End of Stream”	End of Day Clearing processing elapsed time < 60 minutes for all but 2 days per Service Period <90 minutes for all days per Service Period System drop dead time of 3:00am	Calculation excludes time elapsed due to Clearing runs being halted or recovered due to Customer business reasons not associated with technology failure.

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SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 3 — Production Environment System Management Functions Availability	Clearing Functions Service Start Time as defined in Services Schedule	“End of Stream”	System Management Functions to be operable by at least one user for 99.60% of available hours during each Service Period.	Maximum number of concurrent users of each console of four (4).

Excludes any incidents of unavailability that are proven, upon further investigation, to be due to failures within the Customer’s infrastructure.

CPS 4 — Production Environment System Integration Functions Availability	Clearing Functions Service Start Time as defined in Services Schedule	“End of Stream”	System Integration Functions Service Availability for 99.6% of available hours during each Service Period.

System Integration Functions Service Whole Availability for 98% of available hours during each Service Period.

CPS 5 — Production Environment File Transfer Functions Availability	File Transfer criteria and targets are defined in section 2.6 Critical File transfer to be achieved by the Expected Time in for 90% of the service period. Remainder to be achieved by the Maximum Time.

Routine File transfer to be achieved by the Expected Time for 90% of the service period. Remainder to be achieved by the Maximum Time.

File transfer to be achieved by Latest Time.

CPS 6 — Change Control Function			The Supplier shall advise the Customer of known changes, planned or otherwise, that may affect the delivery of the Services, where possible providing a minimum of 5 Business Days, or other agreed, notice of such changes. The Supplier shall also use best endeavours to ensure such changes are effected outside the Available Hours

CPS 7 — Call Management Service	Customer Service Desk to Supplier Service Desk 90% of calls to be answered within 3 rings (if within Service Time).

The management of Calls and Incidents will be performed in accordance with the applicable procedure: call, incident or serious incident management as agreed between the Parties from time to time.

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SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 8 — CPS Incident Management Service	The target time to restore an adversely impacted service is shown below in order of decreasing severity of the incident. The target restoration time is measured from the time the incident is reported to the Call Management Function to the time the impacted process or function is restored.

Each incident is assigned one of four severity ratings according to the impact it has upon the affected process or function: Severity 1 = most severe, Severity 4 = least severe.

Severity 1 Serious Incidents: The Customer, or two or more of their clients, are unable to utilise one or more Functional Services, System Integration Functions and/or CMR Report availability.

Restoration time for Severity 1 incidents is not more than one (1) hour.

Severity 2 High Impact Incidents: Unacceptable response time is experienced by the Customer, or two or more of their clients Restoration time for Severity 2 incidents is not more than two (2) hours.

Targets for resolution of Serious Incidents, Severity 1 and Severity 2 High Impact incidents are taken into account in the calculation of the agreed total of Wholly Unavailable Hours per Service Period.

Severity 3 Medium Impact Incidents: End of Day Clearing Processing is delayed or File Transfer to Customer is delayed, or Customer is unable to use one or more Management Functions or report availability.

Restoration time for Severity 3 incidents is not more than four (4) hours providing that the drop dead time on the end of day processing and file transfer is not compromised.

Severity 4 Low Impact Incidents: Any other reported incidents.

Restoration time for Severity 4 incidents is not more than twelve (12) hours.

The incident and escalation processes are described in section 2.7

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SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 9 — Software Maintenance Service	Maintenance of Software to maintain service targets. Correction of known or suspected errors, through the release of fixes, service packs and or new releases of software.

Severity 1 errors include: software defects that significantly disrupt the availability of services, for example by impacting availability or by reducing functionality at critical periods, and where no viable work around exists.

The resolution of a Severity 1 error will be accorded the highest priority by the Supplier, which may result in delay to other programmes or projects.

Severity 2 errors include significant defects in software that impacts availability or functionality of services. The error may have a business or technical work around or the frequency of the incident which caused it may be such that it does not significantly impact service levels.

The timescales for resolution of a Severity 2 error will be agreed between the Parties, fixes will be delivered either as part of a future software release or as a scheduled service pack which may include the resolution of other errors.

Severity 3 errors include minor software defects not significantly impacting availability or functionality of services.

Resolution of Severity 3 errors will be undertaken when it is convenient, e.g. if the software is being worked on for other reasons.

A review of all outstanding errors will be conducted by the Parties.

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SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 10 — Service Level Management Service			Supplier shall ensure that the following events take place at the end of each Service Period in accordance with time scales set out below:
+5 trading days: a report containing actual levels of services provided. To include actual levels of service achieved against service levels documented; trend analysis of historical service level performance; summary information of reported Incidents arising during the Service Period and proposed timetable for correction;

Service Improvement plans, current status and proposed new plans;

Service metrics correlating to the thresholds within the SLA.

+10 trading days: a review meeting shall be held to discuss the report.

+12 trading days: review meeting minutes shall be distributed.

Outside of the Service Review the Parties shall periodically review:

Service, performance and capacity thresholds to determine the proximity of current volumes to service thresholds;

Change Management historical analysis and forward schedule for the immediate following 3 months

Where applicable preventive maintenance schedules for the immediate following 6 months.

The Service Management roles and responsibilities are described in section 2.9

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SERVICE THRESHOLD and
MANAGED SERVICE	SERVICE START TIME	SERVICE CLOSE TIME	SERVICE TARGET	EXCLUSIONS
CPS 11 — Backup and Restore service	Backup Service — Daily Backup of all data processed by and resulting from the Functional Services to primary backup media, as an integral part of the backup cycle which captures all reports and transaction data each Trading Day. Primary backup media is stored in a secure offsite location, by the Supplier’s archival supplier, for a minimum for 7 years. The Supplier retains and maintains the equipment necessary to restore data from this media for that 7 year period.

Media recall for offsite backup tapes can be made via scheduled delivery (24 hours), or within 5 hours, as a chargeable service by the archival supplier. Restoration requests from the Customer are to be requested via the Change Control Process.

Daily Backup to a secondary copy is kept on site for 4 weeks then reused within the backup cycle. The Supplier provides a restoration service:

If request is < 3 days from data creation then restoration completion target is 3 working days

If request is > 3 days from data creation then restoration completion target is 10 working days
Maximum of 10 media recall requests per Service Period. Maximum of 10 restoration service requests per Service Period

CPS 12 — Disaster Recovery Function	Supplier shall maintain at all times a backup facility capable of providing the CPS service in the event of a disaster affecting the data centre from which the current instance of TRS/CPS is running.

Targets are:

Establishment of capability

Recover service to the point of failure with no loss of data or transaction informationwithin 4 hours following invocation

BCP testing to be undertaken twice a year and a report to be provided by the Supplier to the Customer within 10 Business Days of such test.

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2.6	File Transfer Performance Targets

Critical File	Direction	Frequency	Expected	Maximum	Latest
Span File	Supplier -> Customer	Daily	5 minutes from Load Sett[2]	10 minutes from Load Sett	23:00

Position File	Supplier -> Customer	Daily	10 minutes from EOS	20 minutes from EOS	01:00

Margin File	Supplier -> Customer	Daily	10 minutes from EOS	20 minutes from EOS	01:00

Position Note File	Supplier -> Customer	Daily	10 minutes from EOS	20 minutes from EOS	01:00

Routine File	Direction	Frequency	Expected	Maximum	Latest
Trade File	Supplier -> Customer	Daily	40 minutes from EOD[3]	60 minutes from EOD	03:00

Open Interest	Supplier -> Customer	Daily	10:00	11:00	12:00

Banking Reports	Customer -> Supplier	Daily	Publication within 1 hour of receipt	Publication within 2 hours of receipt	Publication within 3 hours of receipt
2.7	Incident and Escalation Processes
2.7.1	Support Services shall be provided by the Supplier to assist the Customer with the proper operation and smooth running of the services.

2.7.2	Upon receipt of a call to the Supplier Service Desk the Supplier will set the severity of the call to reflect the business impact. Once the severity is set in accordance with CPS 9, it shall not be changed with the exception of escalation of incidents. Each severity rating will have a target resolution time, which is described under support services in section 2.5.

2.7.3	The target time to restore an adversely impacted service is defined in section 2.5. The target restoration time is measured from the time the incident is reported to the Call Management Function to the time the impacted process or function is restored.
2.8	Escalation Procedure
2.8.1	Call and Incident Management includes an escalation process which may be invoked at any time by the Customer during the hours of service availability.

1.2.	[2] “Load Sett” is the Management Function through which settlement prices are loaded into the Clearing Service. The SPAN File is generated as a result of this function.

1.3.	[3] “EOD” is the system event that indicates that all post-trade activities have been completed. End of Day Clearing Processing is initiated at this time.

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2.8.2	The procedure to instigate escalation is detailed in Schedule 6 to this Agreement. The process can be invoked by the Customer contacting the IT Duty Manager directly and invoking a Serious Incident.

2.8.3	Serious incidents can be raised by the IT Duty Manager on receipt of an issue raised or the support analyst escalating an issue from the monitoring tools or checks put in place to identify serious incidents.

2.8.4	Once a Serious Incident has been identified the IT Duty Manager will escalate to the Duty Incident Manager who will take control of the incident through to resolution.

2.8.5	If the incident is identified as a Severity 1 (service impacting) then the Duty Incident Manager will contact the Duty Director and Service Manager who will set up a conference call with the Customer. Incidents deemed as Severity 2 will be escalated to the Duty Director and Service Manager after 120 minutes.

2.8.6	Customer Responsibilities shall be to provide accurate and complete information to the extent that it is available to the Customer when placing a call with the Call and Incident Management Service.
2.9	Service Management and Service Reviews
2.9.1	The Supplier shall provide manage the Service in order to review the service specifications originating from the Customer, develop new services or propose amendment to existing Services.

2.9.2	The Supplier shall also track performance of the Supplier in delivering the Services against the service targets set out in 2.5.

2.9.3	The Supplier shall also provide an escalation vehicle in the event the Customer is dissatisfied with the level of service provided by the Supplier in addition to the incident escalation process.

2.9.4	At the end of each Service Period, the Supplier shall provide information pertaining to the services provided for the entire Service Period. A Service Level Report shall be produced to show the actual service provided compared to service targets.

2.9.5	The Supplier shall organise and chair review meetings, and shall minute and publish the outcome of service review meetings.

2.9.6	Responsibilities
•	The Supplier and Customer agree to attend Service Level reviews and provide feedback as appropriate.

•	The Supplier and Customer shall nominate a representative to act as single point of contact known as the Contract Manager (Customer) and Service Manager (Supplier).

•	The Supplier and Customer shall attend scheduled and ad-hoc service review meetings with the Service Manager on an agreed frequency and at an agreed location.

•	The Customer shall review service level reports and raise any concerns or anomalies with measurement data with Supplier Service Manager.

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2.9.7	The parties shall notify each other in writing from time to time of the persons authorised by each as a contact for each of the following areas of responsibility, assuming the titles, described below. Authorised deputies may be assigned to cover periods of absence of nominated individuals:
•	The Supplier

Title	Area of responsibility
Service Manager	Service Level Management

IT Duty Manager	Management of Supplier Service Desk

Account Manager	Pricing and Service extensions
•	The Customer

Title	Area of responsibility
Contract Manager	Management of the service and contract terms and conditions

Service Desk Manager	Management of Supplier Service Desk

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Schedule 3 — CHARGES
3.1	Purpose
3.1.1	This schedule sets out the Charges, which shall apply to all amounts payable in respect of this Agreement.
3.2	Scope
3.2.1	A Service Charge will be levied in advance of each Monthly Service Period.

3.2.2	Fee Rates will apply to Changes carried out under the provisions of Schedule 5 (Change Control) of this Agreement or Schedule 4 (Disengagement Services).
3.3	The Charges
3.3.1	A Service Charge of [***] will be made for the first and subsequent Monthly Service Periods subject to revisions in accordance with section 3.4 of this schedule.

3.3.2	Work undertaken in association with Changes will be invoiced on a monthly basis. A final invoice will be levied on completion of a change which will be signified by the acceptance of the Change by an authorised member of ICE Clear.

3.3.3	Charges in respect of Changes will be based upon the Fee Rates specified in Section 3.3.4 of this schedule or shall be as otherwise agreed between the Parties.

3.3.4	The Fee Rates chargeable in respect of any Changes commissioned under this Agreement shall be in accordance with the Fee Rates applicable in relation to the supply of TRS by the Supplier to ICE Futures Europe.

3.3.5	The above Fee Rates are subject to review as described in Section 3.4.2 of this schedule and exclude V.A.T. which is charged at the prevailing rate. Any long term projects are subject to preferential rate discussions.

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.4	Variation of Charges
3.4.1	On each anniversary of the Go Live Date, Supplier reserves the right to increase the Service Charge by an amount equal to 75% of the percentage increase in RPI over the last twelve months for which figures are available.
3.5	Disengagement Charges
3.5.1	Charges for Disengagement referenced in Schedule 4 of this Agreement will be levied at the then prevailing Fee Rates for the relevant activities.
3.6	Incentive Scheme
3.6.1	The Parties have agreed to implement a scheme to incentivise the Supplier to achieve service excellence when delivering the Services (the “Incentive Scheme”) which shall operate from the Commencement Date.

3.6.2	The Incentive Scheme shall comprise a pool the total value of which will be 10% of the annual value of the Service Charge. The scheme is based on the principal of shared risk so that the pool will be equally funded by the Supplier and the Customer.

3.6.3	Monthly Bonus and Debit Scheme

3.6.3.1	The two Key Service elements, CPS1 — Production Environment Clearing Functions Availability and CPS2 — Production Environment End of Day Clearing Processing Time will be measured on a monthly basis such that:
a.	a service or service element that exceeds its service level will result in the Supplier accumulating bonus (positive) points (“Credits”) in accordance with the formulae set out in clauses 3.6.7 and 3.6.8 of this schedule (a service or service element that meets its service level equates to zero bonus points);

b.	a service or service element that does not meet its service level will result in the Supplier accumulating debit (negative) points (“Debits”) in accordance with the formulae set out in clauses 3.6.7 and 3.6.8 of this schedule.

c.	The value of each bonus and debit point shall be 0.05% of the monthly Service Charge.
3.6.3.2	At the end of each month the total number of accumulated bonus (positive) points will be added to the total number of accumulated debit (negative) points, and;
a.	if the resulting points total is positive, the Supplier will be entitled to a sum equivalent to the number of positive points multiplied by the value of each point for that month; or

b.	if the resulting points total is negative the Supplier will not be entitled to a payment for that month.
3.6.4	Service Stability Periods

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3.6.4.1	The application of Credits or Debits for the Incentive Scheme under this Schedule may be waived during a period following a significant change to the Services. Such changes may include:
c.	Hardware platform

d.	Software upgrade

e.	Increased product listings by the Customer
3.6.4.2	The purpose of the stability period is for the parties to evaluate the performance of the Services, and to agree any adjustments to the Incentive Scheme.

3.6.4.3	The period of such a stability period is to be agreed by the Parties.

3.6.5	Bonus and Debit Points Allocation

3.6.5.1	A maximum of 100 bonus points and 100 debit points have been allocated to the Monthly Bonus and Credit Scheme which are allocated to two applicable Service elements

3.6.5.2	The allocation of each of the allocated points to the individual services will be split 50 / 50 between the services applicable to the Monthly Bonus and Debit Scheme.

3.6.6	Review

3.6.6.1	The Parties shall review the Incentive Scheme at least annually and will co-operate to seek consensus to incorporate, any applicable modifications to the Incentive Scheme that may have arisen as a result of Changes.

3.6.7	Formula for Availability and Performance Service Elements

3.6.7.1	Points for service elements based upon availability percentages are calculated by prorating the achieved performance percentage below or above the Service Target each month and using the resultant variance to determine the positive or negative points accumulated for that service element.

3.6.7.2	Maximum points are achieved for performing 100% to SLA, Performance at the SLA target shall equate to 0 ( Zero) points and maximum negative points where the performance fails by equal to or more than the percentage difference between the target and 100%.

3.6.7.3	Example 1:
a.	Assume the target is 99.6% and the number of points allocated is 50, maximum points are achieved at 100% achieved performance (50 Points), Zero points are scored when the performance is 99.6% and maximum negative points are scored when the service falls at or below 99.2% (-50 points)

b.	If the achieved percentage is 99.8% the number of points scored will be half way between the SLA target and 100%, therefore the points scored will be 25

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c	If the achieved percentage is 99.3% the number of negative points will be three quarters between the maximum negative point performance and the Target, therefore the point’s allocation will be -37.5 points.
3.6.8	Formula for Deadline Service Elements

3.6.8.1	Points for service elements based on deadlines are calculated by subtracting the total number of debit points accrued for breaching the deadline from the maximum bonus points available for the applicable service element. A service element that misses the final deadline accrues maximum debit points for that service element for that month.

3.6.8.2	Example 2
a.	Assume the total number of point allocated is 50

b.	The Service Target is no more that 2 breaches of the Maximum Time, therefore the number of points allocated for each breach will be -25.

c.	If the Drop Dead Time is breached at any point during the Service period the points will be scored at maximum negative points i.e. -50

d.	If there is one breach of during the Service period and no breaches of the Drop Dead Time the points score will be 50-25 =25

e.	If there are three breaches of the Maximum Time during the Service period and no breaches of the Drop Dead Time the points score will be 50-75 =-25

f.	If there is one breach of the Drop Dead Time regardless of the performance of the maximum time the points score will be -50

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Schedule 4 — DISENGAGEMENT PLAN
4.1	Disengagement Services
4.1.1	The Supplier and the Customer shall each appoint a Disengagement Manager and provide written notification of such appointment to each other within three months of the Commencement Date. The Supplier’s Disengagement Manager shall be responsible for ensuring that the Supplier and its employees and agents comply with this Schedule. The Supplier shall ensure that its Disengagement Manager has the requisite authority to arrange and procure any resources of the Supplier as are reasonably necessary to enable the Supplier to comply with this Schedule 4. The Disengagement Managers shall liaise with one another in relation to all issues relevant to termination or expiry and all matters connected with this Schedule 4 and each party’s compliance with it.

4.1.2	The Supplier shall provide reasonable assistance and information to the Customer to enable the orderly transition and migration of the Services from the Supplier to the Customer or its nominated alternative service supplier in the event that the Customer requests it in accordance with paragraph 3 below (“Disengagement Services”). For the avoidance of doubt the Supplier is responsible for the overall management of the Disengagement Services.
4.2	Disengagement Period
4.2.1	The Disengagement Services will be provided as soon as is reasonably practicable from the date that the Customer first requests those services (which shall not be any earlier than 6 months prior to the expiry of the Agreement (“the Commencement of Disengagement”) until the expiry of 13 months from the Commencement of Disengagement (or such lesser period agreed with the Customer in writing) (“Disengagement Period”).

4.2.2	For the avoidance of doubt, the Disengagement Services shall be provided regardless of the reason for the expiry or termination of the Agreement.
4.3 Disengagement Plan
4.3.1	The Supplier shall, at least 60 days prior to the Commencement of Disengagement, agree with the Customer a written plan demonstrating how and when the Supplier will fulfil its obligations under this Schedule 4 (the “Disengagement Plan”). The Supplier shall provide the first draft of such Disengagement Plan 120 days prior to the Commencement of Disengagement. If the Parties are unable to agree the contents of the Disengagement Plan 90 days prior to the Commencement of Disengagement, either party may refer the matter for resolution in accordance with the provisions of clause 27 and Schedule 6.

4.3.2	The Disengagement Plan shall include the following:
(a)	address each of the issues set out in this Schedule 4 to facilitate the transition of the Services from the Supplier to the Customer’s nominated alternative service supplier and/or the Customer and

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shall ensure that there is no disruption in the supply of the Services and no deterioration in the quality of delivery of the Services during such transition;
(b)	detail how the Services will transfer to the nominated alternative service supplier and/or the Customer including details of the processes, documentation, data transfer, systems migration, security and the segregation of the Customer’s technology components from any technology components run by the Supplier or any of its sub-contractors (where applicable);

(c)	provide for the transfer of historic information to an extent required by the Customer to meet its regulatory reporting/audit requirements;

(d)	assist in the transition of Member Firms and Member Firms to an alternative clearing processing system through the provision of information relating to the feeds and reports that are made available to members and Member Firms in accordance with the terms of this Agreement;

(e)	specify the scope of the Disengagement Services that may be required by the Customer, and detail how such services would be provided (if required) during the Disengagement Period (for the avoidance of doubt any such Disengagement Services shall be provided in accordance with the rates specified for the Charges);

(f)	provide a timetable within the Disengagement Period and identify critical issues in relation to the provision of the Disengagement Services; and

(g)	set out the management and escalation structure to be put in place and employed during the Disengagement Period.
4.4	Continued Provision of Services
4.4.1	The Supplier shall, as part of the Disengagement Services and to the extent requested in writing by the Customer, continue to provide the Services in accordance with the Agreement from the date of termination or expiry of the Agreement until expiry of the Disengagement Period.

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Schedule 5 — CHANGE MANAGEMENT
5.1 Overview
5.1.1	The Change Control Procedures set out in this Schedule (including where relevant the Appendices) shall be used whenever the Customer or the Supplier has a requirement to change any component of the Services, Until such time as a Change is made in accordance with the Change Control Procedure, the Supplier shall, unless otherwise agreed in writing, continue to perform its obligations under this Agreement in compliance with its terms prior to such Change

5.1.2	A Change Request Document shall refer to a paper or electronic document that accurately records all required information and authorisation (physical or electronic) specified in this Change Control Procedure in respect of the Change Request which will generally be in the form of Appendix II completed as appropriate. Any changes to the Change Request Document or the technology used must be agreed between the Parties.

5.1.3	The parties shall designate individuals to negotiate and authorise the commercial aspects of Changes; on behalf of the Customer (the “Commercial Manager”), and on behalf of the Supplier (the “Account Manager”).

5.1.4	The Supplier will assign a “Delivery Manager” who is responsible for the overall management and scheduling of all work related to the Change Request. The Delivery Manager shall be responsible to the Customer for all aspects of Change Request including without limitation technology, design, progress and issues arising. The Delivery Manager, with notification to the Customer, may nominate a Project Manager to undertake any stage of any Change Request. However, the Delivery Manager remains responsible for all deliverables.

5.1.5	The Customer shall appoint an individual (the “Customer Change Manager”) to liaise with the Delivery Manager on all technical and delivery aspects of a particular change request.

5.1.6	Day to day administration of the Change Control Procedures will be performed on behalf of the Account Manager by an individual so nominated (the “Change Administrator”). A similar role may also be nominated on behalf of the Customer.

5.1.7	The representative of the Party requesting the Change will be referred to hereinafter as the “Change Requester”.

5.1.8	Throughout the Change Control Procedures the Customer and the Supplier shall use reasonable endeavours to ensure that appropriate personnel are available to give to the other party any requested information or resources pertaining to a Change Request.

5.1.9	The effort involved in preparation of an Initial Assessment for most Change Requests will be non-chargeable. However the Supplier would like to reserve the right to negotiate with the Customer for a separate chargeable pre-assessment in the event that this entails a material effort. .

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5.2	Submit Change Request
5.2.1	Either party may initiate a Change Request Document by submitting all of the information, as set out in Appendix 2 under the section entitled Change Requester Details and Authorisation, and also a title for the Change Request.

5.2.2	Prior to submission a Change Request Document must be authorised for submission by at least the Account Manager or the Commercial Manager.
5.3	Acknowledge Change Request
5.3.1	On receipt of the Change Request Document, the Change Administrator shall acknowledge such receipt by issuing a number to correspond with the Change Request Document, and noting on the Change Request Document information requested in Appendix 2 under the section entitled ‘Change Request Acknowledgement by the Supplier’

5.3.2	The Change Administrator will then send to the Change Requester and Delivery Manager a copy of the acknowledged document with acknowledgement details within two (2) Working Days from receipt of the Change Request Document.
5.4	Preliminary Review of Change Request
5.4.1	Following the acknowledgment of receipt of the Change Request Document, the Delivery Manager will undertake a preliminary review of the Change Request Document to ensure that the Change Requester has provided the requisite details, scope and priority, and will liaise with the Change Requester to obtain and agree the submission content of the Change Request Document

5.4.2	The Supplier will not proceed with further assessment of the Change Request until and unless the submission content is agreed or the Parties agree otherwise.

5.4.3	The Account Manager shall contact the Commercial Manager to discuss whether the Initial Assessment of the Change Request is to be chargeable.

5.4.4	The Account Manager and Commercial Manager, shall authorise the commencement of an Initial Assessment by signing the appropriate section of the Change Request Document. Where there is no charge for the Change Request, the Delivery Manager and Customer Change Manager shall authorise commencement of the Initial Assessment.

5.4.5	Any work done by the Supplier in producing the Initial Assessment shall usually be non-chargeable, however where the Account Manager determines the Initial Assessment to be chargeable, this will be agreed with the Commercial Manager prior to starting the stage of Initial Assessment.
5.5 Initial Assessment

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5.5.1	The Supplier shall complete the Initial Assessment within ten (10) Working Days unless agreement to the contrary is reached by the parties in relation to the Change Request.

5.5.2	As applicable to the particular Change Request, the Supplier will assess the Change Request and shall document and deliver to the Customer the Initial Assessment, which comprises,
(i)	the solution options which would satisfy the Change requested;

(ii)	all information as set out in Appendix 2 under the section entitled ‘Initial Assessment Completed’

(iii)	an estimate of the Charges and a reasonable breakdown of same, which would be associated with implementation of the Change requested; and

(iv)	an assessment of how the Change Request maintains or improves service levels of the Services and affects the Charges.
5.5.3	The parties acknowledge that the solution options, and other information, provided during the course of the Change Control process may contain proprietary information which will be subject to the Confidentiality terms of this Agreement.

5.5.4	Agreement to proceed will require authority from the Commercial Manager to accept charges associated with future stages by signature on (or providing email approval of) the Change Request Document.
5.6 Acceptance of Initial Assessment
5.6.1	Commercial Manager shall respond either with agreement to proceed or a decision not to proceed with the next stage within ten (10) Working Days of receipt of the Initial Assessment (or as otherwise agreed by the parties in the relevant Change Request).

5.6.2	If the Initial Assessment is rejected and no further work on the Initial Assessment is to be undertaken, the Change Request shall be closed in accordance with the cancellation procedures defined in Section 5.11 of this Schedule.

5.6.3	If the Initial Assessment is rejected and it is agreed that additional work on the Initial Assessment is to be conducted, the process will be repeated from Section 5.5 to determine and revise the Initial Assessment.

5.6.4	If the Account Manager and Commercial Manager agree to the Initial Assessment, then they will indicate such acceptance on the Change Request Document by signing (or providing email approval of) the appropriate section of the Change Request Document.

5.6.5	Once the parties have accepted the Initial Assessment, a detailed plan may be prepared if this is indicated as being required. Otherwise this step will be omitted and the Supplier shall commence implementation as defined in section 5.9
5.7	Plan

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5.7.1	If required, the Delivery Manager will then coordinate the production of a “plan” for the requested change and shall use reasonable efforts to complete the plan [within 5 days of the finalising of the Initial Assessment]. Each such plan will include:
(i)	a schedule for implementation of the Change requested; and

(ii)	the Charges which would be associated with implementation of the requested Change.
5.7.2	Once the plan has been completed, the Account Manager will attach to the relevant Change Request Document a copy of the detailed plan and provide to the Commercial Manager and the Customer Change Manager a copy of such plan.

5.7.3	Supplier shall ensure in so far as is reasonably practicable that the resource allocated to carry out a Change Request shall be the most effective mix of skills and ability to meet the change.
5.8	Acceptance of Plan
5.8.1	Thereafter, the Account Manager and Commercial Manager, will review the completed plan and determine (i) whether to accept or reject the plan and (ii) if the plan is rejected, whether to file the Change Request Document and close the matter or to continue working on the plan.

5.8.2	If the plan is rejected and no further work on the plan is to be undertaken, the change request shall be closed in accordance with the cancellation procedures defined in Section 5.11 of this Schedule.

5.8.3	If the Plan is rejected and it is agreed that additional work on the Plan is to be conducted, the process will be repeated from Section 5.7 onwards to determine and approve new estimates for the Initial Assessment and plan.

5.8.4	If the Account Manager and Commercial Manager accept the plan and its commercial terms, then they will indicate such acceptance by signing the appropriate section of the Change Request Document or by email approval.
5.9	Implement Solution
5.9.1	On receiving Customer approval of the plan (or Initial Assessment where a plan is not required), the Delivery Manager will coordinate the implementation of the Change requested as per the plan and will periodically provide to the Customer a report of the current status of the implementation of the Change requested.

5.9.2	At any time during the implementation of the solution, the Parties may agree that either the scope of the Change Request requires amendment or that the circumstances have changed due to external or internal factors; as a result either party may request a return to the Plan stage or the Initial Assessment.

5.9.3	As applicable to the particular Change Request, the agreed process for delivery may include a number of “checkpoints” where stages of the delivery are approved by the Customer.

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5.9.4	When the requested Change has been successfully implemented, the Delivery Manager shall indicate such completion by signing the appropriate section of the Change Request Document.
5.10	Complete Change Request
5.10.1	Once implementation has been completed, the Commercial Manager will indicate final acceptance by signing the appropriate section of the Change Request Document.

5.10.2	The Account Manager will thereafter (i) arrange for a final invoice to be sent to the Customer for any remaining Charges associated with the assessment, planning, design, build, test, and or implementation as appropriate of the requested Change and (ii) file the completed, and fully executed, Change Request Document.
5.11	Cancellation or Suspension
5.11.1	A Change Request may be cancelled or suspended by the Customer at any stage in this process, if authorised by the Commercial Manager. In these circumstances, the Customer will be liable for the Charges due up to the time the Change Request was cancelled or suspended provided that the Customer approval had been given post the Initial Assessment. In addition, the Customer may be liable for further Charges relating to the costs incurred by the Supplier in cancelling or suspending work on the Change. The Supplier will endeavour to minimise the Charges through redeploying resources where possible and or cancellation of orders. The Account Manager and the Commercial Manager shall discuss in good faith the financial implications of such cancellation or suspension, and agree the Charges to be applied.

5.11.2	Once a Change Request has been cancelled, and the final payment terms agreed between the Customer and Supplier, the Supplier shall file the Change Request Document and close the matter accordingly.

5.11.3	If a Change Request has been suspended all Initial Assessments and detailed plans prepared for that Change Request become null and void. If the Customer wishes to continue work on the Change Request, the Account Manager and the Commercial Manager shall discuss and agree the appropriate assessment or planning phase of the Change Control Procedures at which work will commence. Restarting work requires the authorisation of both the Commercial Manager and the Account Manager.

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APPENDIX 1

Change Control Procedures
Status
Customer
Provider
Notes
Not Submitted
Submit CR
Submit CR
Change Requests can be initiated by either party
Acknowledgement Pending
Acknowledge CR
Preliminary Review Pending
Preliminary Review
A Change Request can be cancelled or suspended by the Customer at any time during this process (not shown on this diagram)
Pre-Assessment Estimate Pending
Publish Pre-Assessment Estimate
Pre-Assessment Authorisation Pending
Approve Initial Assessment Effort
Approved
Initial Assessment Pending
Publish Initial Assessment
Assessment Rejected
Initial Assessment Review
Review Initial Assessment
Approved, No Detailed Plan Required
Approved, Detailed Plan Required
Detailed Plan Pending
Publish Detailed Plan
Plan Rejected
Detailed Plan Review
Review Detailed Plan
Implementation Approved
In Development/ Implementation
Rework Solution
Develop and Implement Solution
Awaiting Closure
Change Request Sign-Off
Approved
Closed

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APPENDIX 2
Change Request Document
Change Request No.
Change Request Title:

Change Requester Details & Authorisation

Name of Change Requester:	Date of Request: / /

Party Requesting Change:
The Supplier
Customer

Description of Change

1.1.
1.2.

Continued on separate sheet — YES/NO

Reason for Requested Change

Continued on separate sheet — YES/NO
Change Request Acknowledgment by the Supplier

Date Request Received: / /	Change Request Number Issued:

Date Number Issued: / /	Number Issued
by:

Acknowledgement Sent: / /

Name of Supplier Delivery Manager:

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Pre-Assessment Estimate:
Pre-assessment estimated effort (days):                          Pre-assessment estimated price (£):
Pre-Assessment Estimate Accepted
Each of the signatories below hereby represents that he or she is authorised to agree to the pre- assessment estimate on behalf of the entity for which he or she has signed:
The Supplier (Account Manager/Delivery Manager):

Name:	Signature:	Date: / /

Customer (Commercial Manager/Customer Change Manager):

Name:	Signature:	Date: / /

Initial Assessment Completed:
(A copy of the written results of the initial assessment is to be attached.)
Agreed Initial Assessment Completion Date:           /          /
Initial Assessment Accepted
Estimated Elapsed time to implement (days):                                          Estimated effort (days):
Estimated charge (£):
Detail Plan required (Y/N):                      Estimated Completion Date of Detailed Plan           /          /
Each of the signatories below hereby represents that he or she is authorised to agree to the initial assessment estimate on behalf of the entity for which he or she has signed:
The Supplier (Account Manager):

Name:	Signature:	Date: / /

Customer (Commercial Manager):

Name:	Signature:	Date: / /

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Detailed Plan Completed

(A copy of the written results of the detail plan stage is to be attached.)
Detailed Plan Agreed; Implementation to Commence
Each of the signatories below hereby represents that he or she is authorised to accept the Detail Plan on behalf of the entity for which he or she has signed:
The Supplier (Account Manager):

Name:	Signature:	Date: / /

Customer (Commercial Manager):

Name:	Signature:	Date: / /
Change Request Agreed

Each of the signatories below hereby represents that he or she is authorised to accept the Change Request as completed on behalf of the party for which he or she has signed:
The Supplier (Delivery Manager):

Name:	Signature:	Date: / /

Customer (Commercial Manager):

Name:	Signature:	Date: / /

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Schedule 6 — CONTRACT MANAGEMENT
6.1	Account Manager and Supplier Service Manager
6.1.1	Appointments. The Supplier shall appoint and inform the Customer of the identity of a service manager to oversee the delivery of the Services (the “Supplier’s Service Manager”). In addition the Supplier and Customer shall both appoint and inform the other of the identity of an account manager (“Account Manager”) to oversee the commercial relationship between the Parties. Each Party shall promptly notify the other Party in writing of any substitutions or replacements of Supplier’s Service Manager or Account Manager, as applicable, and shall take all reasonable steps to minimise any potentially adverse effects of such changes.

6.1.2	Meetings. At least monthly, the Supplier’s Service Manager will meet in person or conference on the telephone, or as the Parties may agree (“Service Review Meeting”) the Account Manager’s and other invited parties from either side (a) to review the Services and discuss the day-to-day operational issues arising from the provision of such Services, including any management or financial issues relating to the Services; and (b) to review the Service Levels provided during the Service Period. The Supplier shall, in consultation with the Customer Account Manager, prepare (a) a report regarding the performance of the Services (a “Service Report”); and (b) minutes of the Service Review meeting. If the Parties are in dispute in relation to any matter raised in the Service Review Meeting, either Party may refer such disputed issue to the Governance Committee.

6.1.3	Reports for the Governance Committee. The Account Managers and Supplier’s Service Manager shall work together to prepare reports relating to (i) any issue requiring escalation to the Governance Committee in accordance with Paragraph 6.1.2 above, and (ii) any other matters the Parties wish to present to the Governance Committee, including, for example, Supplier’s performance of the Services.
6.2	The Governance Committee
6.2.1	Composition of the Committee. In accordance with such terms as the Parties agree, the Parties shall establish a “Governance Committee.” The Customer Account Manager shall chair the Governance Committee. Constitution of the remaining members of the first Governance Committee shall be as as agreed between the Parties in writing (agreement to any such change not to be unreasonably withheld by either party) from time to time

6.2.2	Objectives. The objective of the Governance Committee is to act as an escalation point from the Service Review Meeting and for each Party to raise and address any issues that may arise with respect to the Services, including but not limited to: (a) issues that have not been resolved between the Account Manager’s (b) Change Requests regarding the Services; (c) issues relating to the Services; and (d) Supplier’s performance of the Services.

Commercial in Confidence
6.2.3	Meetings. The Governance Committee shall meet in person or conference by telephone, or as the Parties may agree, at least quarterly. Meetings of the Governance Committee may be called upon reasonable notice by either Party who may co-opt representatives of project or programme boards as appropriate.

6.2.4	Escalation. In the event that any issues raised at a Governance Committee meeting are not resolved, the issue may be escalated as a Dispute and the parties shall follow the procedure set out in Paragraph 6.4.

6.2.5	Reports. At any meeting of the Governance Committee, the Parties may present (a) Change Requests under consideration pursuant to the Change Control Procedure; and (b) any Reports provided that such Change Requests and or Reports have been distributed to each Governance Committee member prior to such meeting. For the avoidance of doubt, Change Requests may be made at any time during the Term of this Agreement.
6.3	Representatives
6.3.1	The Account Manager for either Party will be automatically deemed to be the Representative of that Party.
6.4	Dispute Resolution.
6.4.1	Any Dispute which may arise with respect to any matter or thing arising out of or in relation to this Agreement shall be referred for discussion in good faith and resolution by the Representative of each party. If agreement is not reached at that level within 14 days of such referral, the Parties will endeavour to resolve the issue using the Governance Committee. If the matter cannot be resolved in that forum, the matter shall be referred to the respective Chief Executive Officers of the Supplier and the Customer who shall endeavour in good faith to reach agreement within a period of 14 days from the matter first being referred to them. This Paragraph 6.4.1 shall not apply to Disputes which have already been referred to the Governance Committee.

6.4.2	Any dispute not settled after following the processes set out above either at Paragraph 6.4.1 or in accordance with Paragraph 6.2 may, by agreement, be referred to a panel of arbitrators (the “Panel”) constituted as follows:
•	the parties shall appoint one member each; and

•	the third member who shall act as chairman of the Panel shall be appointed by the President for the time being of the International Chamber of Commerce.
6.4.3	Each party shall pay the fees and disbursements of its own member and half the fees and disbursements of the chairman of the Panel.

6.4.4	Arbitration proceedings under this clause may be commenced by any party to a dispute following failure by the respective Chief Executive Officers of both Parties to resolve the issue in the timeframe outlined in this clause, by:

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•	serving upon the other or others notice of its intention to refer such dispute to arbitration and nominating a member of the Panel; and

•	requesting the President of the International Chamber of Commerce for the time being to appoint a chairman of the Panel.
6.4.5	The Panel shall determine its own rules of procedure.

6.4.6	The Panel will have the right to allocate the costs of the arbitration as between the parties.

Commercial in Confidence
Schedule 7 — Security
7.1	Purpose
7.1.1	This schedule addresses:
•	access to the Supplier Production Environment. This includes system, application, local and remote access;

•	data security. This includes the requirements to restrict the data presented and fields to selected groups of users; and

•	physical security. Applicable to locations and equipment where the Customer data is held and/or from which the Services are delivered.
7.1.2	References to security in this schedule refer to security from risk of loss, misuse, theft, damage and destruction, as applicable, of the relevant item.

7.1.3	Supplier agrees that it will work with the Customer to ensure that all relevant security measures, standards, processes and arrangements implemented in accordance with this Schedule will be consistent with ICE group security standards (“the ICE Group Standards”) which are currently in place, and as such ICE Group Standards might change from time to time.
7.2	Requirements
7.2.1	Physical Security
•	Supplier will ensure that all CPS hardware installed on the Supplier managed premises is situated in areas with adequate physical security controls.

•	Supplier shall be responsible for ensuring the physical location where the Service is delivered from is secure. Access to the Production and Back Up location shall be via a recognised mechanism, e.g. swipecard, keypad etc. All Supplier Production and Back Up Environments will be housed within appropriately managed industry standard machine rooms.
7.2.2	Passwords
•	All access to the system shall be controlled by username and password. Passwords shall be of a minimum length, have no repetition within an agreed period and be forcibly changed on a monthly basis.

•	All unused accounts shall be automatically de-activated after one (1) Month.

•	Supplier shall create, amend and delete ICE Clear users’ access rights to the applications within a 24 hour period from the initial request.
7.2.3	System Access
•	Supplier shall ensure that any required update access to:
o	the operating system;

o	the database; and

o	the application code

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is controlled by only allowing such access to specific Supplier staff who are authorised and where such authority is required to ensure proper functioning of the System.
•	Supplier’s application shall provide a rules based facility that allow subsets of the Data to be presented to the User. They shall include:
o	all Data;

o	Data by Clearing Member Firm; and

o	Data by Clearing Member Firm and associated Non Clearing Member Firms and/or registered traders;
7.2.4	Supplier shall ensure that changes to the application are tested before release into the Production Environment.

7.2.5	In providing CPS the Supplier will ensure that all Data on the System is held securely and only made available in accordance with the permissions specified by the Customer;

7.2.6	Supplier shall ensure that appropriate back ups of both the system and standing data are maintained in line with commercially reasonable efforts.
7.3	Audit, Reporting and Security Reviews
7.3.1	Appropriate audit trail mechanisms must be enabled on key systems including:
•	Accounting (including login failures and process termination states);

•	Auditing (including changes to accounts and break in attempts); and

•	TCP logging (including records of all TCP/IP connections to the systems).
7.3.2	From time to time the Supplier may change the level of auditing required and such changes will use the Change Control Procedures, as set out in Schedule 5.

7.3.3	The Supplier shall use the Serious Incident Management service (as described in the Service Level Agreement in Schedule 2) to respond to any serious information security incidents.

7.3.4	On commencement of this Agreement, Supplier shall appoint or nominate a representative to be a specific point of contact on any security matters or concerns in relation to provision of the Services.

7.3.5	The Supplier will host a quarterly information security forum to review events within the previous period and, where appropriate, present any proposed improvements for the next period.

Commercial in Confidence
Schedule 8 — NCC Escrow Form
ORDER FORM
(Please complete where applicable after consultation with your Escrow Account Manager).
To avoid delays please ensure that all parts of this form have been completed before returning to NCC Group.
For orders for non-standard agreements please enclose a copy of the amended proposed agreement with all amendments duly highlighted and also e-mail a soft copy to the Account Manager.
NCC Group cannot commence work until we have received commitment to payment. Please therefore ensure that you have completed the payment details in Section 7.
By submitting this order form to NCC Group you agree to be bound by NCC Group’s Standard Terms and Conditions for Escrow Solutions orders and/or for Verification Services where applicable (available upon request).
Please be aware that legal documents will be drawn up on the basis of the information supplied in this order form. NCC Group reserves the right to charge for additional work incurred as a result of any incorrect details supplied.

Section 1 — Please tick the party who will be responsible for payment of the
following fees when they become due and payable	Owner	Licensee	Distributor
Initial fee
Non-standard agreement fee
Annual fee(s)
Integrity plus fee
Full verification fee
Escrow secure fee
Escrow complete fee
Deposit update fee(s)
Release fee
Section 2 — Agreement Details
Agreement type (e.g. single licensee, development etc.)
Name of Material to be deposited (e.g. s/w package name)
Who is responsible for depositing material
Who is contractually bound to maintain the material under the licence/maintenance agreement
Section 3 — Owner of the Intellectual Property Rights (IPRs)

Company Name
Registered Office Address
Company Registration No.
Correspondence Address
VAT No.
Contact Name
Job Title	Fax
Phone	e-mail
Section 4 — Licensee Details

Company Name
Registered Office Address
Company Registration No.
Correspondence Address
VAT No.
Contact Name
Job Title	Fax
Phone	e-mail

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Section 5 — Distributor Details (if appropriate)

Company Name
Registered Office Address
Company Registration No.
Correspondence Address
VAT No.
Contact Name
Job Title	Fax
Phone	e-mail
Section 6 — Please indicate the services which are being ordered

Fee type	33.2.1..1.1.1 Description of fees	Unit Price	Qty	Cost
Initial Agreement Set-Up	For any agreement payable before commencement of work.	£945		£

Non-standard Agreement	Minimum charge for non-standard agreements payable before commencement of work. Work in excess of 2 hours will be charged at £150 per hour or part thereof, which will be invoiced separately.	From £345		£

Single Licensee Annual*	Single agreement annual fees, payable on signature of agreement and thereafter in advance of each anniversary.	£795		£

Multi Licensee Annual*	Payable per licensee upon registration under the agreement and thereafter in advance of each anniversary. A Minimum Annual Fee is payable if less than 2 Licensees are registered on any anniversary of agreement.	£670		£

Financial Model Annual	Payable on signature of agreement and thereafter in advance of each anniversary.	£945		£

Integrity Plus Testing Fee	Material to be deposited under the Escrow agreement is collected, integrity tested and audited at owner’s site by NCC Group. Payable upon completion of on-site testing.	£3,450 + expenses		£

Full Verification Service Fee	Full Verification Service which ensures that the deposited Source Code can be built into the latest working application. Payable upon completion of on-site testing.	£7,750 + expenses		£

Repeat Full Verification Fee	Repeat of a Full Verification. Payable upon completion of on-site testing.	£7,250 + expenses		£

Escrow Secure Fee	Comprehensive Escrow protection including cost of Initial fee & Full Verification fee. 20% of fee payable before commencement of work and 80% payable upon completion of the Full Verification.	£8,550 + expenses		£

Escrow Now	Full Verification conducted at NCC Group. Payable upon completion of testing.	From £10,995		£

Escrow Complete Fee	Full Verification at both the Owner’s and Licensee’s sites. 50% payable upon completion of each Full Verification.	From £15,250 + expenses		£

Please indicate the calendar month in which you require any ordered testing services to be carried out.		Month:

Fee for Scheduled Update†	Per deposit after the first, invoiced on signature of the agreement and on each anniversary - £225 per unscheduled deposit	£150		£

Release	Payable per licensee on release request.	£100 + expenses		£

Please Note:

• Credit card and BACS payment methods are available on request.			Sub Total	£

• Web Escrow & Development Escrow need a minimum of 3 additional scheduled updates			VAT

• Prices are effective until 31.10.07.			@ 17.5%	£

* For Staggered Release agreements an annual fee will also be payable by the Distributor

† Fixed price for one or dual deposits.			Total	£
33.2.1..1.1.2 Section 7 — Payment Details

Invoice (please quote official Purchase Order number)	PO No:
Cheque attached (please make payable to “NCC Services Ltd”)	Cheque No:

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The signing and/or submission of this form to NCC Group allows NCC Group to commence work on this order and commits the person or company noted below to paying the fees set out in the ‘Cost’ column above when they are indicated as being due in the ‘Description of fees’ column above.

Name
Signature	Date
Position
Company
If the invoicing address is different from above, please indicate:
Name of person to be invoiced
Address

Commercial in Confidence

Dated	2007

ATOS EURONEXT MARKET SOLUTIONS LIMITED
- AND -
ICE CLEAR EUROPE LIMITED

MANAGED SERVICES AGREEMENT